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                              Exhibit 2(a) to Form 8-K












                                ACQUISITION AGREEMENT


                                    BY AND BETWEEN


                        BAYBANKS, INC. AND NFS FINANCIAL CORP.


                               DATED DECEMBER 22, 1994




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
                                                 TABLE OF CONTENTS
                                                                                                      Page
                                                                                                      ----
ARTICLE I

INCORPORATION BY REFERENCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Recitals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II

WORDS, TERMS AND PHRASES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.1     Number and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.2     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE III

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.2     Consideration for Seller Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 3.2.1  Conversion of Seller Stock  . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 3.2.2  Adjustment of Merger Consideration  . . . . . . . . . . . . . . . . . . . . .   6
                 3.2.3  Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 3.2.4  Cancellation of Unissued and Treasury Shares  . . . . . . . . . . . . . . . .   7
                 3.2.5  Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.3     Seller Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.4     Buyer Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.5     Acquisition Company Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.6     Buyer Stock Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.7     Exchange of Seller Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.7.1  Buyer to Make Merger Consideration Available  . . . . . . . . . . . . . . . . . . . .   8
         3.7.2  Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8


ARTICLE IV

REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.1     Representations and Warranties of Seller . . . . . . . . . . . . . . . . . . . . . .   9
                 4.1.1   Organization of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 4.1.2   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 4.1.3   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 4.1.4   Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

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
                 4.1.5   Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 4.1.6   Properties and Assets; Environmental Matters . . . . . . . . . . . . . . . .  11
                 4.1.7   Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 4.1.8   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 4.1.9    Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 4.1.10  Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 4.1.11  Certain Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.1.12  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.1.13  Employee Benefit Plans and Matters . . . . . . . . . . . . . . . . . . . . .  15
                 4.1.14  Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . .  16
                 4.1.15  Regulatory Filings and Reports . . . . . . . . . . . . . . . . . . . . . . .  17
                 4.1.16  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 4.1.17  Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 4.1.18  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 4.1.19  Takeover Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 4.1.20  Matters Regarding the NFS Banks  . . . . . . . . . . . . . . . . . . . . . .  19
                 4.1.21  Reserves for Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 4.1.22  Loan Portfolio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 4.1.23  Investment Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 4.1.24  Derivative Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 4.1.25  Deposits and Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 4.1.26  Examination Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 4.1.27  Material Interests of Certain Persons  . . . . . . . . . . . . . . . . . . .  21
                 4.1.28  Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 4.1.29  No Misrepresentation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.2     Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . .  21
                 4.2.1    Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 4.2.2    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 4.2.3    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 4.2.4    Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 4.2.5    Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 4.2.6    Financial Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 4.2.7    Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 4.2.8    Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 4.2.9    Regulatory Filings and Reports  . . . . . . . . . . . . . . . . . . . . . .  24
                 4.2.10   Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 4.2.11   Beneficial Ownership of Seller Stock  . . . . . . . . . . . . . . . . . . .  24
                 4.2.12   Matters Regarding Banking Subsidiaries  . . . . . . . . . . . . . . . . . .  24
                 4.2.13   No Misrepresentation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE V

COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.1     Regulatory Applications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.2     Proxy Statement/Registration Statement . . . . . . . . . . . . . . . . . . . . . . .  25
         5.3     Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

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
         5.4     Blue Sky Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.5     Other Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.6     Conduct of the Business of Seller and its Subsidiaries . . . . . . . . . . . . . . .  28
                 5.6.1    Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 5.6.2    Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 5.6.3    Disclosure Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.7     Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 5.7.1    Certificate and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 5.7.2    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.8     Employee Benefits Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.8.1    Insurance Coverages . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.8.2    Personnel Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.8.3    Qualified Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.8.4    No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . .  31
         5.9     Directors, Officers and Employees  . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.10    Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.11    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.12    Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.13    No Solicitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.15    Conduct of Buyer and Buyer Subsidiaries  . . . . . . . . . . . . . . . . . . . . . .  34
         5.16    Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.17    Liaison  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.18    System Conversions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE VI

CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.1     Conditions to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . .  35
                 6.1.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 6.1.2    Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 6.1.3    Stockholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 6.1.4    Matters Regarding Buyer Stock . . . . . . . . . . . . . . . . . . . . . . .  36
                          (a)     Registration Statement  . . . . . . . . . . . . . . . . . . . . . .  36
                          (b)     Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                          (c)     Blue Sky  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 6.1.5    No Orders, Injunctions or Restraints:  Illegality . . . . . . . . . . . . .  36
         6.2     Conditions to the Obligations of Buyer and Acquisition Company . . . . . . . . . . .  36
                 6.2.1    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .  37
                 6.2.2    Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 6.2.3    No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . .  37
                 6.2.4    Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 6.2.5    Accountant's Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 6.2.6    Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 6.2.7    Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 6.2.8    Subsidiary Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 6.2.9    Key Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

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
                 6.2.10  Corporate Actions of the NFS Banks . . . . . . . . . . . . . . . . . . . . .  38
         6.3     Conditions to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . .  38
                 6.3.1    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .  38
                 6.3.2    No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . .  38
                 6.3.3    Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 6.3.4    Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE VII

CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.1     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.2     Buyer Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.3     Seller Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         7.4     Fees and Closing Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE VIII

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.1     Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.2     Other Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 8.2.1    Termination By Any Party  . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 8.2.2    Termination By Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 8.2.3    Termination By Seller . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.3     Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.4     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE IX

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.2     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.3     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.4     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.5     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.6     Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.8     No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.9     Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.10    Parties Not Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.11    No Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.12    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.14    Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.15    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                              ACQUISITION AGREEMENT
                              ---------------------


THIS ACQUISITION AGREEMENT ("this Agreement") is made and entered into effective as of December 22, 1994, by and between BAYBANKS, INC., a Massachusetts corporation ("Buyer"), and NFS FINANCIAL CORP., a Delaware corporation ("Seller").

                                    RECITALS

        A. Buyer is a publicly held and traded corporation whose $2.00 par value per share common stock (the "Buyer Stock") is quoted on the Nasdaq National Market (the "Nasdaq NNM").

        B. Seller is a publicly held and traded corporation whose $0.01 par value per share common stock (the "Seller Stock") is quoted on the Nasdaq NNM. Seller owns all of the issued and outstanding capital stock of NFS Savings Bank, FSB, Nashua, New Hampshire ("NFS Bank") and Plaistow Co-operative Bank, FSB, Plaistow, New Hampshire ("Plaistow"), both of which are federally chartered savings banks. Collectively, NFS Bank and Plaistow are sometimes referred to herein as the "NFS Banks".

        C. Buyer has agreed to effect the acquisition of Seller through the merger of a wholly owned subsidiary of Buyer ("Acquisition Company") with and into Seller, on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby represent, warrant, covenant and agree as follows.


                                 ARTICLE I

                         INCORPORATION BY REFERENCE

        1.1 RECITALS. The foregoing Recitals are incorporated into this Agreement by reference as if set forth in full in the body hereof.

        1.2 EXHIBITS AND SCHEDULES. Each exhibit and schedule appended to or required by and delivered with this Agreement is incorporated into this Agreement by reference as if set forth in full in the body hereof.

                                  ARTICLE II

                          WORDS, TERMS AND PHRASES

        2.1 NUMBER AND GENDER. When used in this Agreement, all words in the singular number shall extend to and include the plural number, where the context so requires; all words used in the plural number shall extend to and include the singular number where the context so requires; and all words used in any gender, whether male, female or neuter, shall extend to and include all genders that may be applicable in any particular context.

        2.2 DEFINITIONS. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when utilized in this Agreement:

        "APPLICATION": Any application, notice, request, correspondence or other filing, material or communication submitted to any Governmental Authority in connection with any Regulatory Approval.

        "BENEFIT ARRANGEMENT": Any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement or any group or individual health, disability or life insurance plan or welfare or similar plan or arrangement for the benefit of any one or more of the directors, officers and employees of Seller or any Subsidiary, whether active or retired, by reason of their employment by or service with Seller or any Subsidiary, other than Employee Plans and plans and agreements providing for base salary and base wages.

        "BHCA":  The Bank Holding Company Act of 1956, as amended.

        "BLUE SKY LAWS":  The securities laws of any applicable state.

        "BUSINESS DAY": Any day other than a Saturday, a Sunday, an official federal or State of New Hampshire holiday, a day on which banks operating in Nashua, New Hampshire, generally are not open for business and a day on which the OTS and/or the FDIC are not open for business.

        "BUYER DISCLOSURE SCHEDULE": All of the disclosure schedules required of Buyer pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith.

        "BUYER OPTION": The option granted to Buyer pursuant to the Option Agreement.

        "BUYER SUBSIDIARY": Each corporation, partnership or other business enterprise which is consolidated with Buyer for financial reporting purposes or of which Buyer owns, directly or indirectly, a majority of the outstanding capital stock or other ownership interest.

        "CLOSING": The consummation of the Merger and any other transactions contemplated by this Agreement on the Closing Date.

        "CLOSING CONDITIONS": All conditions precedent to the obligation of any one or more parties hereto to consummate the transactions contemplated by this Agreement, including, without limitation, those conditions set forth in Article VI.

        "CLOSING DATE": The date on which the Closing occurs, which shall be the fifth Business Day after the satisfaction or waiver of all Closing Conditions or such other earlier Business Day as the parties may mutually determine after the satisfaction or waiver of all of the Closing Conditions.

        "CLOSING MARKET VALUE": The Market Value of the Buyer Stock on the Closing Date.

        "CRA":  The Community Reinvestment Act of 1977, as amended.

        "DEFAULT":  A party shall be in Default hereunder if:

                (i) any representation or warranty of said party contained in this Agreement shall have been incorrect, incomplete or otherwise misleading when made or deemed to be made in any material respect; or

                (ii) such party shall have failed to perform or otherwise breached in any material respect any of its covenants and obligations contained in this Agreement and, unless such failure or breach cannot by its nature be cured within the specified time period and prior to the Closing Date, such failure or breach shall remain uncured for 10 business days after notice thereof to the defaulting party by any other party hereto.

        "DISSENTING SHARES": The shares of Seller with respect to which holders thereof have timely and properly perfected their appraisal rights pursuant to
Section 262 of the DGCL.

        "DGCL":  The General Corporation Law of the State of Delaware.

        "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

        "EMPLOYEE PLAN": Any "employee benefit plan" (as that term is defined in Section 3(3) of ERISA) that is subject to any provisions of ERISA and covers any one or more of the directors, officers and employees of Seller or any Subsidiary, whether active or retired, by reason of employment by or service with Seller or any Subsidiary.

        "EXCHANGE ACT":  The Securities Exchange Act of 1934, as amended.

        "FDIA":  The Federal Deposit Insurance Act, as amended.

        "FDIC":  The Federal Deposit Insurance Corporation.

        "GAAP":  Generally accepted accounting principles.

        "GOVERNMENTAL AUTHORITY": Any federal, state, county, municipal or other local legislative, regulatory or judicial body or other entity with jurisdiction over all or any portion of any one or more of Seller, Buyer, the NFS Banks, or any of their respective properties, businesses and affairs.

        "HOLA":  The Home Owners' Loan Act of 1933, as amended.

        "IRC":  The United States Internal Revenue Code of 1986, as amended.

        "KNOWLEDGE": As to any person, and as of the date of the statement in question, such person's actual knowledge or what such person should have known in the ordinary exercise of that person's duties in the capacity referred to herein.

        "LAWS": Any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Authority.

        "MARKET VALUE": As of any day, the average, without respect to the number of shares traded, of the closing sale price of the Buyer Stock as reported on the Nasdaq NNM on each of the ten trading days immediately preceding the second Business Day prior to such day.

        "MATERIAL ADVERSE CHANGE IN BUYER": (a) Any material adverse change in the business, financial condition, or operating results of Buyer and the Buyer Subsidiaries taken as a whole (other than from changes in laws and regulations and GAAP affecting financial institutions generally) or the occurrence of any event or condition that would result in such a change; or (b) the existence of any pending or threatened litigation or administrative action which challenges any portion of the transactions contemplated hereby, and which, in the reasonable opinion of Seller, would be likely to enjoin consummation, or result in rescission, of any of such transactions to the detriment of holders of Seller Stock.

        "MATERIAL ADVERSE CHANGE IN SELLER": (a) any material adverse change in the business, financial condition, or operating results of Seller and the Subsidiaries taken as a whole (other than from changes in laws and regulations and GAAP affecting financial institutions generally) or the occurrence of any event or condition that would result in such a change; or (b) the existence of any pending or threatened litigation or administrative action which (i) creates any reasonable possibility that Seller or the Subsidiaries may incur a material loss that has not been reserved against (other than as set forth in the Seller Disclosure Schedule); or (ii) challenges any portion of the transactions contemplated hereby, and which, in the reasonable opinion of Buyer, would be likely to enjoin consummation, or result in rescission, of such transactions. The expenses of Seller related to the Merger, including those expenses contemplated hereby, shall not be taken into consideration in determining if there has been a Material Adverse Change in Seller.

        "MERGER": The merger of Acquisition Company with and into Seller in accordance with the terms and provisions of the Plan of Merger.

        "MERGER CONSIDERATION": Collectively, the Buyer Stock and cash to be received by the holders of the Seller Stock in accordance with Section 3.2 of this Agreement.

        "NHBCA":  The New Hampshire Business Corporation Act.

        "OPTION AGREEMENT": The Option Agreement by and between Buyer and Seller, dated as of the date hereof, in the form of Exhibit A hereto.

        "PEAT MARWICK": KPMG Peat Marwick LLP, independent public accountants with respect to Buyer and with respect to Seller.

        "PROXY STATEMENT/PROSPECTUS": The proxy statement and prospectus to be used to solicit Seller's stockholders for the approvals required to consummate the transactions contemplated by this Agreement, and to offer Buyer Stock in connection therewith.

        "REGISTRATION STATEMENT": The registration statement filed with the SEC by Buyer for the purpose of registering the Buyer Stock to be issued as part of the Merger Consideration, in the form declared effective by the SEC, together with all amendments and supplements thereto, as declared effective by the SEC.

        "REGULATIONS": The rules and regulations of the FDIC, the OTS and any other Governmental Authority.

        "REGULATORY APPROVALS": Each and every consent, approval, expiration of a waiting period and similar action or inaction by any governmental authority (including, without limitation, the FDIC, OTS, the United States Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Massachusetts Board of Bank Incorporation and the New Hampshire Board of Trust Company Incorporation) that is required under any applicable statute, regulation or other legal or governmental requirement in connection with and as a condition precedent to the consummation of the Merger and any other transactions contemplated by this Agreement.

        "SEC":  The United States Securities and Exchange Commission.

        "SECURITIES ACT":  The Securities Act of 1933, as amended.

        "SELLER DISCLOSURE SCHEDULE": All of the disclosure schedules required by Article IV dated as of the date hereof and referenced to the specific sections and subsections of Article IV and delivered herewith.

        "SELLER ESOP": The NFS Financial Corp. Employee Stock Ownership Plan, effective January 1, 1986, as amended.

        "SELLER OPTIONS": Options to purchase shares of the Seller Stock, or any other rights, granted by Seller pursuant to NFS Financial Corp. Stock Option Plan.

        "SUBSIDIARY": Each corporation, partnership or other business enterprise, including the NFS Banks, which is consolidated with Seller for financial reporting purposes or of which Seller owns, directly or indirectly, 25% or more of the outstanding capital stock or other ownership interest.

        "SURVIVING CORPORATION": Seller, as the surviving corporation of the Merger.

        "TAX RETURNS": All federal, state and local tax returns, reports and declarations of estimated tax with respect to income and all other applicable taxes, and all other tax returns and reports, the filing of which is required by applicable Laws (including returns and reports with respect to taxes withheld from or imposed in respect of employees' wages and with respect to deposit accounts, of interest and dividends paid, of interest received, and of all other payments made or received).

        "TUCKER ANTHONY": Tucker Anthony Incorporated, the Seller's financial adviser.


                                 ARTICLE III

                                 THE MERGER

        3.1 THE MERGER. On the Closing Date, Acquisition Company shall be merged with and into Seller as permitted by and in accordance with applicable Laws and on the terms and subject to the conditions contained in this Agreement and the Plan of Merger. Simultaneously with the effectiveness of the Merger,
(a) the separate existence of Acquisition Company shall cease and (b) Seller, as the Surviving Corporation, shall continue to exist under and be governed by the DGCL. Upon the effectiveness of the Merger, the certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of Acquisition Company as in effect immediately prior to the Merger. Upon the effectiveness of the Merger, the directors and officers of the Surviving Corporation shall be those persons who were the directors and officers of the Acquisition Company immediately prior to the Merger. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, unless a different date and time is specified as the effective time in such Certificate of Merger.

        3.2     CONSIDERATION FOR SELLER STOCK.  In order to consummate the
Merger:

        3.2.1 CONVERSION OF SELLER STOCK. On the Closing Date, subject to adjustment as provided in Section 3.2.2, each issued and outstanding share of the Seller Stock, other than Dissenting Shares, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into the right to receive (i) $20.15 in cash and (ii) 0.2038 share of Buyer Stock. In the event that the Closing Date is after September 1, 1995 and the condition in Section 6.1.3 has been satisfied prior to September 1, 1995, the per share Merger Consideration shall be increased by a cash amount determined by multiplying (x) the number of calendar days from and including September 1, 1995 through but excluding the Closing Date by (y) $0.005.

        3.2.2  ADJUSTMENT OF MERGER CONSIDERATION.

        (a) If, as a result of the Closing Market Value of Buyer Stock being less than $43.50, Seller elects to terminate this Agreement pursuant to Section 8.2.3(d) and Buyer exercises the right to negate such termination as provided therein, the per share Merger Consideration shall be increased so that the sum of the cash and the Closing Market Value of Buyer Stock comprising the per share Merger Consideration equals $29.00. The increase shall take the form of additional cash or Buyer Stock valued at the Closing Market Value, as Buyer may elect, or, alternatively, Buyer may elect to make the per share Merger Consideration all cash at $29.00 per share.

        (b) If the Closing Market Value of Buyer Stock is greater than $63.00, the per share Merger Consideration shall be adjusted by reducing the Buyer Stock portion so that the sum of the cash and the Closing Market Value of Buyer Stock comprising the per share Merger Consideration equals $33.00.

        3.2.3 FRACTIONAL SHARES. Certificates for fractions of shares of Buyer Stock will not be issued. In lieu of a fraction of a share of Buyer Stock, each holder of Seller Stock otherwise entitled to a fraction of a share of Buyer Stock shall be entitled to receive an amount of cash equal to (i) the fraction of a share of Buyer Stock to which such holder would otherwise be entitled, multiplied by (ii) the Closing Market Value of Buyer Stock. Following consummation of the Merger, no holder of Seller Stock shall be entitled to dividends or any other rights in respect of any such fraction.

        3.2.4 CANCELLATION OF UNISSUED AND TREASURY SHARES. No payment shall be made in respect of authorized but unissued shares of the Seller Stock or treasury shares of Seller Stock, and such shares shall be canceled upon the Closing.

        3.2.5 DISSENTING SHARES. Notwithstanding anything to the contrary herein, Dissenting Shares shall not be converted into or represent a right to receive the consideration specified in Sections 3.2.1 and 3.2.2, but the holder thereof (to the extent that such holder, as of the Effective Time of the Merger, has not effectively withdrawn or lost his dissenters' rights) shall be entitled only to such rights as are granted by applicable Law.

        3.3 SELLER OPTIONS. Upon the effectiveness of the Merger, each Seller Option then outstanding and unexercised shall be converted automatically into an option under the Buyer's 1988 Stock Option Plan ("Buyer's Plan") to purchase shares of Buyer Stock in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the Buyer's Plan:

                (i) The number of shares of Buyer Stock to be subject to the new option shall be equal to the product of the number of shares of Seller Stock subject to the original option and the Adjustment Factor, provided, that any fractional shares of Buyer Stock resulting from such multiplication shall be rounded to the nearest share; and

                (ii) The exercise price per share of Buyer Stock under the new option shall be equal to the exercise price per share of Seller Stock under the original option divided by the Adjustment Factor, provided that such exercise price shall be rounded up to the nearest cent.

        The "ADJUSTMENT FACTOR" shall be the factor determined by dividing the per share Merger Consideration (valuing the Buyer Stock portion of the Merger Consideration at the Closing Market Value) by the Closing Market Value of Buyer Stock.

        The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the IRC) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the IRC. The duration and other terms of the new option shall be the same as the original option, except that all references to Seller shall be deemed to be references to Buyer.

        3.4 BUYER OPTION. Concurrently with the execution of this Agreement, Seller and Buyer shall execute and deliver the Option Agreement. Buyer and Seller confirm that the execution and delivery of the Option Agreement constitute a material inducement to them to enter into this Agreement and that absent the execution and delivery of the Option Agreement, they would not enter into this Agreement on the terms and subject to the conditions contained herein.

        3.5 ACQUISITION COMPANY STOCK. Each share of capital stock of Acquisition Company issued and outstanding on the Closing Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into the same number of shares of common stock of the Surviving Corporation.

        3.6 BUYER STOCK ADJUSTMENTS. The Buyer Stock portion of the per share Merger Consideration shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Closing Date, the outstanding Buyer Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in Buyer's capitalization.

        3.7 EXCHANGE OF SELLER STOCK. To effect the exchange of Seller Stock for the Merger Consideration:

        3.7.1 BUYER TO MAKE MERGER CONSIDERATION AVAILABLE. At or prior to the Closing Date, Buyer shall deposit, or shall cause to be deposited, with a bank or trust company selected by Buyer (and reasonably acceptable to Seller) (the "Exchange Agent"), for the benefit of the holders of certificates of Seller Stock (the "Certificates"), for exchange in accordance with this Section 3.7, certificates representing the shares of Buyer Stock and cash which together constitute the Merger Consideration (such certificates for shares of Buyer Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued and paid, respectively, pursuant to this Agreement in exchange for outstanding shares of Seller Stock.

        3.7.2   EXCHANGE PROCEDURES.

        (a) As soon as practicable after the Closing Date, Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates at the Closing Date a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the Certificates. Seller shall have the right to approve the form of the letter of transmittal, which approval shall not unreasonably be withheld.

        (b) Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Buyer Stock to which such holder of Seller Stock shall have become entitled pursuant to the provisions of this Agreement, and
(y) a check representing the amount of cash, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Agreement and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash and unpaid dividends and distributions, if any, payable to holders of Certificates.

        (c) After the Closing Date, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Stock which were issued and outstanding immediately prior to the Closing Date. If, after the Closing Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Buyer Stock and cash as provided in this Section 3.7.

        (d) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller for 120 days after the Closing Date shall be paid to Buyer. Any shareholders of Seller who have not theretofore complied with this
Section 3.7 shall thereafter look only to Buyer for payment of their shares of Buyer Stock, cash and unpaid dividends and distributions of the Buyer Stock deliverable in respect of each share of Seller Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, Seller, the Exchange Agent nor any other person shall be liable to any former holder of shares of Seller Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the shares of Buyer Stock and cash deliverable in respect thereof pursuant to this Agreement.



                                 ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

        4.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby makes the following representations and warranties to Buyer, each of which is being relied upon by Buyer as a material inducement to enter into and perform this
Agreement:

        4.1.1 ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now being conducted, which business is described in Seller's Annual Report on Form 10-K for the year ended December 31, 1993 filed with the SEC. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the employees or of the properties or assets owned or leased by it makes such licensing or qualification necessary. The certificate of incorporation and bylaws of Seller and all amendments thereto to the date hereof (true, correct, and complete copies of which have been filed as exhibits to Seller's reports under the Exchange Act) are in full force and effect as of the date of this Agreement. The minute books of Seller reflect all meetings held and contain complete and accurate records of all corporate actions taken by Seller's board of directors (or any committee thereof) and stockholders.

        4.1.2   SUBSIDIARIES.  (a)        Section 4.1.2(a) of the Seller
Disclosure Schedule contains a true, correct and complete list of the Subsidiaries, and sets forth the correct name of each Subsidiary, the jurisdiction in which it is incorporated or otherwise organized, each jurisdiction in which such Subsidiary is qualified to do business as a foreign corporation, the number of shares of capital stock or other ownership interest outstanding and the number of such shares or interests and the respective ownership percentage held by Seller or any other Subsidiary. All the shares of capital stock or other ownership interest of a Subsidiary that are owned by Seller or a Subsidiary are owned free and clear of any liens, claims, charges or other encumbrances. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own or lease its properties and assets and to carry on its business as now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the employees or of the properties or assets owned or leased by it makes such licensing or qualification necessary. The minute books of each Subsidiary reflect all meetings held and contain complete and accurate records of all corporate actions taken by such Subsidiary's board of directors (or any committee thereof) and stockholder(s). There is no agreement to which Seller or any Subsidiary is subject with respect to the issuance, sale, or voting of issued or unissued shares of the capital stock of such Subsidiaries.

        4.1.3 CAPITALIZATION. The entire authorized capital stock of Seller consists of 15,000,000 shares of the Seller Stock, of which 2,770,367 shares have been issued and are outstanding as of the date hereof, and 5,000,000 shares of preferred stock, $.01 par value per share, of which none has been issued or is outstanding as of the date hereof. All the issued and outstanding shares of the Seller Stock and the capital stock of each corporate Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, free of any preemptive right, and with no personal liability attaching to the ownership thereof. Except for the Seller Options and the Buyer Option, there are no options, warrants, calls, preemptive rights or commitments of any character relating to the authorized but unissued capital stock or treasury stock or any other equity security of Seller or any Subsidiary or any securities or obligations convertible into or exchangeable for or giving any person any right to subscribe for or acquire from Seller or any corporate Subsidiary any shares of such capital stock, nor are there any stock appreciation rights, limited rights or other similar rights or obligations of Seller or any Subsidiary exercisable upon any circumstance, including upon a change in control of Seller or any Subsidiary. The

Seller Options, in the aggregate, grant to the holders thereof the right to acquire up to 204,286 shares of the Seller Stock. The Seller Options and the Buyer Option have been validly and properly issued. Section 4.1.3 of the Seller Disclosure Schedule contains a true, correct and complete list of the holders of all Seller Options, identifying with respect to each such holder the number of shares of the Seller Stock subject to such option, the date of grant, the exercise price, the vesting schedule and the expiration date.

        4.1.4 AUTHORIZATION. Seller has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the stockholders of Seller entitled to vote thereon and to the receipt of all Regulatory Approvals, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. This Agreement has been duly authorized by the board of directors of Seller and, except for the approval of the stockholders of Seller as to this Agreement and the Merger, no other corporate proceedings on the part of Seller or any Subsidiary are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms.

        4.1.5 NON-CONTRAVENTION. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller, in accordance with the terms hereof, will not (a) violate any provision of the charter or certificate of incorporation or bylaws of Seller or any Subsidiary or (b) conflict with or result in a breach of, or default under, or result in the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of Seller or any Subsidiary pursuant to the provisions of, or right of termination or acceleration under, any agreement, mortgage, indenture or other document or instrument to which Seller or any Subsidiary is a party or by which Seller, any Subsidiary or any of their respective properties or assets is bound.

        4.1.6   PROPERTIES AND ASSETS; ENVIRONMENTAL MATTERS.

        (a) Except for (a) items reflected in the financial statements of Seller as of September 30, 1994, (b) exceptions to title that do not interfere materially with any Subsidiary's use and enjoyment of owned or leased real property (other than real property acquired through foreclosure or a transaction in lieu of foreclosure), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 4.1.8 below), and (d) properties and assets sold or transferred in the ordinary course of business consistent with past practice since September 30, 1994, Seller and the Subsidiaries have good and, as to owned real property, marketable and insurable title to all their respective properties and assets, including the properties and assets reflected in the financial statements of Seller as of September 30, 1994, whether real, personal, tangible or intangible, free and clear of all liens, claims, charges and other encumbrances. Seller and the Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. All properties and assets used by Seller and the Subsidiaries are in good operating condition and repair suitable for the purposes for which they are currently utilized.

        (b) Except as set forth at Section 4.1.6(b) of the Seller Disclosure Schedule, to the Knowledge of any of Seller's officers and directors and those of its Subsidiaries, none of

Seller, any Subsidiary or any predecessor in title of any of them has used any real property owned, leased, subject to purchase, or otherwise occupied or to be occupied by Seller or any of the Subsidiaries for the manufacture, handling, disposal, or storage of hazardous wastes, petroleum products, polychlorinated biphenyls, chemicals, pollutants, contaminants, pesticides, radioactive substances, or other toxic materials, or other materials or substances (in each such case, other than small quantities of such substances in retail containers) regulated under the environmental or public health Laws (collectively, "Hazardous Substances"). Except as set forth at Section 4.1.6(b) of the Seller Disclosure Schedule, to the Knowledge of any of Seller's officers and directors and those of its Subsidiaries, no Hazardous Substances have been manufactured, stored, or discharged on any property owned, leased, subject to purchase, or occupied or to be occupied by Seller or any of the Subsidiaries, and all real property owned, leased, subject to purchase, or occupied or to be occupied by Seller or any of the Subsidiaries is free from Hazardous Substances and from asbestos, and asbestos compounds, except for such Hazardous Substances, asbestos and asbestos compounds which are present on or in such real property in compliance with applicable Laws.

        (c) Except as set forth at Section 4.1.6(c) of the Seller Disclosure Schedule, neither Seller nor any Subsidiary has violated during the last five years or is in violation of or liable under any environmental or public health laws, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act and its state counterparts.

        4.1.7 BOOKS AND RECORDS. Except as set forth at Section 4.1.6(c) of the Seller Disclosure Schedule, true and complete copies of the charter and bylaws, and of the minute books, of Seller and of each Subsidiary, as in effect on the date hereof, have been made available to Buyer.

        4.1.8   FINANCIAL STATEMENTS.

        (a) Seller has previously delivered or made available to Buyer accurate and complete copies of the consolidated statements of financial condition of Seller as of December 31, 1993, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1993, 1992 and 1991, in each case accompanied by the audit report of Peat Marwick, and the unaudited consolidated statements of financial condition of Seller as of September 30, 1994 and 1993, and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the nine months ended September 30, 1994 and 1993. The consolidated statements of financial condition of Seller referred to herein (including the related notes, where applicable) fairly present the consolidated financial condition of Seller as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, stockholders' equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein.

        (b) Each of the financial statements referred to in Section 4.1.8(a) has been prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The audits of Seller and the Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of Seller and the Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements.

        (c) Except (i) as set forth in Section 4.1.8(c) of the Seller Disclosure Schedule, (ii) for those liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of Seller as of September 30, 1994 delivered to Buyer and (iii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1994, neither Seller nor any of its Subsidiaries has or has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, is, or could reasonably be expected to result in, a Material Adverse Change in Seller or the Surviving Corporation.

        4.1.9 ABSENCE OF CHANGES. Except with respect to the transactions contemplated hereby, since September 30, 1994, (i) the business of Seller and each Subsidiary has been conducted only in the ordinary course consistent with past practice, (ii) there has not been any Material Adverse Change in Seller (except for the effects of adjustments under Statement of Financial Accounting Standards No. 115 on the investment securities available for sale and the mortgage-backed securities available for sale of Seller or its Subsidiaries through November 30, 1994), (iii) there has not been any material change in any policy or practice followed by Seller nor any Subsidiary in the ordinary course of business, (iv) neither the Seller nor any Subsidiary has incurred any material liability, except in the ordinary course of its business consistent with prudent banking practices, (v) there has not been any agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business, none of which has caused a Material Adverse Change in Seller; (vi) there has not been any increase in or establishment of any bonus, insurance, severance (including severance after a change in control), deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of any stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase, life insurance or split dollar life insurance, retiree medical or life insurance, or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Seller or any Subsidiary, except, with respect to cash compensation, in the ordinary course of business consistent with past practice; and (vii) there has not been any change in any of the accounting methods or practices of the Seller or any Subsidiary other than changes required by applicable law or GAAP.

        4.1.10   LEGAL PROCEEDINGS.

        (a) Section 4.1.10 of the Seller Disclosure Schedule sets forth a description of all legal, administrative or other claims, actions, suits or other proceedings pending, or to the Knowledge of any of Seller's officers and directors or those of any Subsidiary, threatened, to which Seller or any Subsidiary is a party (other than mortgage foreclosure proceedings on single-family residences or other routine legal proceedings) before any court or arbitration tribunal or before or by any Governmental Authority. Neither Seller nor any Subsidiary is a party to any pending or, to the Knowledge of any of Seller's officers and directors, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement or the Option Agreement. Neither Seller nor any Subsidiary is subject to any judgment, order, writ, injunction, decree or arbitration award.

        (b) Except as set forth at Section 4.1.10(b) of the Seller Disclosure Schedule, there are no claims, actions, suits, or other proceedings pending, or, to the Knowledge of any of Seller's officers and directors or those of any Subsidiary, threatened by or against any officer, director, agent, or employee of Seller or any Subsidiary in connection with the business, assets or properties of Seller or any Subsidiary.

        4.1.11  CERTAIN CONTRACTS.

        (a) Except as set forth at Section 4.1.11 of the Seller Disclosure Schedule or as have been filed as an exhibit to Seller's Annual Report on Form 10-K for the year ended December 31, 1993 or to subsequent reports filed with the SEC under the Exchange Act prior to the date hereof, and except as contemplated by this Agreement, neither Seller nor any Subsidiary is a party to or is bound or affected by, or receives benefits under (i) any material agreement, arrangement or understanding not made in the ordinary course of business; (ii) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Seller or any Subsidiary; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or any Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding with a labor union; (v) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC, the SEC or any other regulatory agency; or (vi) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to Seller's Annual Report on Form 10-K under the Exchange Act and which has not been so filed, in each case whether written or oral. True and complete copies of all written contracts, arrangements and understandings listed at Section 4.1.11 of the Seller Disclosure Schedule, as in effect on the date hereof, have been made available to Buyer.

        (b) Neither Seller nor any Subsidiary is in default under, or with the giving of notice or the lapse of time, or both, would be in default under, any of the terms or conditions of any contract, agreement or commitment to which Seller or any Subsidiary is a party (including but not limited to the matters listed in paragraph (a) above). To the Knowledge of any of Seller's officers and directors, or those of any of the Subsidiaries, there has occurred no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default by any other party to any such contract, agreement, or commitment.

        4.1.12 INSURANCE. All insurance policies and bonds maintained by Seller and the Subsidiaries are in full force and effect and have been in full force and effect at all times during which Seller or any Subsidiary had any insurable interest in the subject of such insurance policies and bonds. As of the date hereof, neither Seller nor any Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. True and complete copies of all such policies and bonds referred to in this Section 4.1.12 have been made available to Buyer. Section 4.1.12 of the Seller Disclosure Schedule sets forth a true and complete list of all claims pending under each such policy or bond.

        4.1.13  EMPLOYEE BENEFIT PLANS AND MATTERS.

        (a) Except as set forth at Section 4.1.13(a) of the Seller Disclosure Schedule, neither Seller nor any Subsidiary maintains, administers, or otherwise contributes to or has any liability to or under any Employee Plan. For purposes of this Section 4.1.13, "Seller" shall include any controlled group (within the meaning of Section 414(b) of the IRC) of which Seller is a member, all trades or businesses under common control (within the meaning of Section 414(c) of the IRC) of which Seller is a member and all affiliated service groups (within the meaning of Section 414(m) of the IRC) of which Seller is a member. True, correct and complete copies of each Employee Plan identified on the Seller Disclosure Schedule, including amendments and trust agreements relating thereto, have been made available to Buyer, together with
(i) a complete and correct copy of the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such Employee Plan, (ii) a true, correct and complete copy of the most recent actuarial valuation report, if any, prepared in connection with any such Employee Plan, and (iii) a true, correct and complete copy of the most recent summary plan description (including any summaries of material modifications) of each such Employee Plan. None of such Employee Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA, and neither Seller nor any Subsidiary has been obligated to make a contribution to any such multiemployer plan within the past five years. Since its inception, each such Employee Plan which is intended to be qualified under Section 401(a) of the IRC (a "Qualified Plan") has been operated and administered in all material respects in accordance with the requirements for a qualified plan under Section 401(a) of the IRC and each trust maintained in connection with each Qualified Plan has been operated and administered in all material respects in accordance with the requirements for a qualified trust under Section 401(a) of the IRC and for a tax exempt trust under Section 501 of the IRC. Seller has received from the Internal Revenue Service a determination letter with respect to the qualification of each such Employee Plan and has delivered to Buyer a true and complete copy of the most recent determination letter for each Qualified Plan, as well as all correspondence relating to the application therefor. The representations made as a part of the application for each such determination letter were true and complete when made and continue to be true and complete. Nothing has occurred since the date of the most recent applicable determination letter that would adversely affect the qualified status of any Qualified Plan and any trust forming a part thereof.

        (b) True and complete copies of all Benefit Arrangements of Seller have been made available to Buyer. Except as set forth at Section 4.1.13(b) of the Seller Disclosure Schedule or as set forth in the Seller financial statements referred to in Section 4.1.8 above, neither Seller nor any Subsidiary has any liability to or under any Benefit Arrangement.

        (c) Except as set forth at Section 4.1.13(c) of the Seller Disclosure Schedule, each of the Employee Plans and Benefit Arrangements of Seller and its Subsidiaries is in compliance with the requirements prescribed by any and all applicable laws and regulations, including, but not limited to, ERISA and the IRC. Except as set forth at Section 4.1.13(c) of the Seller Disclosure Schedule, no Employee Plan of Seller and its Subsidiaries which is subject to Title IV of ERISA has been terminated other than in a standard termination under Section 4041(b) of ERISA and no condition exists that could constitute grounds for the termination of any such Employee Plan under Section 4042 of ERISA. Neither Seller nor any Subsidiary has incurred, or reasonably expects to incur, any liability to the Pension Benefit Guaranty Corporation, except for required premium payments which have been paid when due. Neither Seller nor any Subsidiary nor any Employee Plan of Seller and its Subsidiaries has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, which could subject any of them or Buyer or Acquisition Company to material liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC. Neither Seller nor any Subsidiary has incurred or reasonably expects to incur any material withdrawal liability under Title IV of ERISA. No Employee Plan of Seller and its Subsidiaries subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the IRC, or both, has any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA, whether or not waived, or "unfunded current liability" as defined in Section 412(l) of the IRC, taking into account contributions made within the period described in Section 412(c)(10) of the IRC. Neither Seller nor any Subsidiary failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No events have occurred or are reasonably expected to occur with respect to any Employee Plan of Seller or any Subsidiary that would cause a material change in the value of the assets (except, with respect to the Seller ESOP, for changes in the market value of the Seller Stock) or amount or present value of accrued benefits and other liabilities of such Employee Plan.

        (d) Except as set forth at Section 4.1.13(d) of the Seller Disclosure Schedule, no assets of any Employee Plan other than the Seller ESOP are directly or indirectly invested in any personal or real property used by Seller or any stock, obligations or securities issued by Seller.

        (e) No Employee Plan, Benefit Arrangement or other agreement, plan or arrangement, individually or collectively, provides for any payment by Seller or any Subsidiary to any employee or independent contractor, in connection with or as a result of the transactions contemplated by this Agreement, that is not deductible under Section 162(a)(1), 280G or 404 of the IRC.

        (f) Neither Seller nor any Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Seller or any Subsidiary the subject of any material proceeding asserting that Seller or any such Subsidiary has committed an unfair labor practice or seeking to compel Seller or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving Seller or any Subsidiary pending or, to the Knowledge of any of Seller's directors and officers, threatened, nor to their Knowledge is there any activity involving its or any Subsidiary's employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

        4.1.14  COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth at
Section 4.1.14 of the Seller Disclosure Schedule, each of Seller and the Subsidiaries has complied with all Laws applicable to it or to the operation of its business and none of them has received any notice of any alleged claim, threatened claim or violation of or liability or potential responsibility under any such Laws that has not heretofore been cured and for which there is no remaining liability.

        4.1.15 REGULATORY FILINGS AND REPORTS. Since January 1, 1990, each of Seller and the Subsidiaries has filed all documents required to be filed by it under federal securities Laws or applicable savings and loan and savings bank Laws and regulations, and all such documents, as finally amended, were complete and accurate, complied in all material respects as to form and substance with all applicable Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.1.16 TAX MATTERS. Except as set forth at Section 4.1.16 of the Seller Disclosure Schedule:

        (a) Seller has timely filed on behalf of itself and all of the Subsidiaries, with the appropriate Governmental Authorities, the Tax Returns. All of the Tax Returns are accurate and complete in all material respects.

        (b) Seller and the Subsidiaries have collected and withheld all taxes which they are or have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. Seller and the Subsidiaries are in compliance with the back-up withholding and information reporting requirements under the IRC, and the rules and regulations of the Internal Revenue Service thereunder.

        (c) All federal, state and local taxes, due and payable by Seller or any Subsidiary thereof pursuant to the Tax Returns, or pursuant to any assessment with respect to taxes, penalties or interest in any of such jurisdictions, have been accrued or paid.

        (d) The reserves for taxes contained in the financial statements (including the notes thereto) described in Section 4.1.8 of this Agreement are adequate to cover the tax liabilities, including penalties and interest, of Seller and the Subsidiaries for all periods up to and including September 30, 1994.

        (e) Neither Seller nor any Subsidiary has received any notice of any deficiency or assessment or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority in connection with the Tax Returns which, individually or in the aggregate, exceeds $50,000 and which has not been resolved. There is no action, suit, proceeding, audit, examination, investigation, or claim pending, or to the Knowledge of any of Seller's officers and directors, or those of any of the Subsidiaries, threatened, in respect of any taxes for which Seller or any Subsidiary thereof is or may become liable if such action, suit, proceeding, audit, examination, investigation, or claim were to be resolved, in whole or in part, adversely to Seller or any Subsidiary thereof. To the Knowledge of any of Seller's officers and directors, or those of any of the Subsidiaries, no fact exists which constitutes grounds for the assessment of material additional taxes with respect to Seller or any Subsidiary. Seller has made available to Buyer a true, correct and complete copy of the agreement for the allocation or sharing of taxes among the Seller and the Subsidiaries.

        (f) Except as set forth at Section 4.1.16(f) of the Seller Disclosure Schedule, neither Seller nor any Subsidiary has waived any Law fixing, or consented to the extension of, any period of time for assessment of any tax. Section 4.1.16(f) of the Seller Disclosure Schedule sets forth a true and complete list of all tax returns of Seller and its Subsidiaries which are open to audit.

        (g) Each of the NFS Banks is, and for all taxable years for which the applicable statute of limitations on assessment of taxes has not run on the date hereof has been, a "domestic building and loan association" as defined in
Section 7701(a)(19) of the IRC, with a "qualifying assets test" ratio for purposes of such definition of not less than 60 percent.

        4.1.17 BROKER'S FEES. Except for payments due to Tucker Anthony from Seller as a result of the Merger and pursuant to that certain letter agreement between Seller and Tucker Anthony dated as of September 21, 1994 (the "Tucker Agreement"), a true, correct and complete copy of which has been provided to Buyer, no agent, finder, broker, investment banker or other person or entity acting on behalf or under authority of Seller or any Subsidiary is or will be entitled to any fee as compensation for services as broker or finder or any other commission or similar fee directly or indirectly in connection with this Agreement, or any of the transactions contemplated hereby.

        4.1.18 INTELLECTUAL PROPERTY. Except where there would be no Material Adverse Change in Seller, Seller and each Subsidiary owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither Seller nor any Subsidiary has received any notice of conflict with respect thereto that asserts the right of others. Seller and each Subsidiary have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such nonperformance or default would not, individually or in the aggregate, result in a Material Adverse Change in Seller.

        4.1.19 TAKEOVER RESTRICTIONS. (a) The Board of Directors of Seller has approved the transactions contemplated by this Agreement such that the supermajority vote provisions and restrictions of Section 203 of the DGCL and of Seller's Certificate of Incorporation will not apply to this Agreement or any of the transactions contemplated hereby.

        (b) No "business combination", "moratorium", "control share", or other federal or state antitakeover or change in control statute or regulation (collectively, "Antitakeover Provisions") other than HOLA, FDIA, BHCA or other banking regulatory statutes (i) prohibits or restricts Seller's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof, (iii) would subject Buyer or Acquisition Company to any material impediment or condition in connection with the exercise of any of its rights under this Agreement or the Option Agreement, or (iv) would provide severance payments to any employee of Seller or any Subsidiary.

        4.1.20  MATTERS REGARDING THE NFS BANKS.

        (a) The NFS Banks are stock savings banks organized and validly existing under the laws of the United States of America. The NFS Banks are members in good standing of the Federal Home Loan Bank System.

        (b) All eligible deposit accounts issued by the NFS Banks are insured by the FDIC to the full extent permitted under applicable Law.

        (c) Neither of the NFS Banks is a party to any agreements, arrangements or understandings with, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, OTS or the FDIC which was a result of a violation of any Laws, restricts materially the conduct of its business, or relates in any manner to its capital adequacy, credit policies or management, nor has it or Seller been informed by the OTS or the FDIC that it is issuing or requesting any of the foregoing.

        (d) Each of the NFS Banks is a "qualified thrift lender" (as that term is used in Section 10(m) of HOLA).

        (e) No action currently is being taken, proposed or, to the Knowledge of Seller's directors and officers, threatened by the OTS or the FDIC to restrict the operations of the NFS Banks in any way, to issue a capital or other directive to the NFS Banks, to subject the NFS Banks to a supervisory, management, operating or other written agreement or a cease-and-desist order, nor to appoint a manager, conservator or receiver for the NFS Banks.

        (f) Except as disclosed at Section 4.1.20(f) of the Seller Disclosure Schedule, or except as noted in the OTS or FDIC examination reports of each of the NFS Banks referred to in Section 4.1.26 below and made available to Buyer, each of the NFS Banks has conducted its business in accordance with all applicable Laws, including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust and other Laws and the forms, procedures and practices used by each of the NFS Banks comply with such Laws.

        (g) NFS Bank has a CRA rating of "outstanding" and Plaistow has a CRA rating of "satisfactory". To the Knowledge of the officers and directors of Seller, since their last Federal regulatory authority examination of CRA compliance, there has been no protest of any application of either NFS Bank or Plaistow based on CRA compliance.

        4.1.21 RESERVES FOR LOSSES. All reserves or other allowances for possible losses reflected in Seller's most recent Quarterly Report on Form 10-Q filed with the SEC under the Exchange Act complied with all statutory and regulatory requirements, and except as specifically noted in the OTS or FDIC examination reports of the NFS Banks referred to in Section 4.1.26 below and made available to Buyer, neither Seller nor any Subsidiary has been notified by the OTS, the FDIC or Seller's independent auditor, in writing or otherwise, that such reserves are inadequate or that the NFS Banks' practices and policies in establishing such reserve and in accounting for delinquent and classified assets materially fails to comply with applicable accounting or regulatory requirements, or that the OTS, the FDIC or the independent auditors of Seller believe such reserves to be inadequate or inconsistent with the NFS Banks' historical loss experience.

        4.1.22 LOAN PORTFOLIO. Except as set forth in Section 4.1.22 of the Seller Disclosure Schedule, as of November 30, 1994, neither the Seller nor any Subsidiary is a party to any written or oral (a) loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) (collectively, "LOANS") the unpaid principal balance of which exceeds $100,000 and as to which the obligor was, as of that date, over 90 days delinquent in payment of principal or interest, or (b) Loan with any director, executive officer or, to the Knowledge of the officers and directors of Seller, five percent stockholder of the Seller or any Subsidiary. Section 4.1.22 of the Disclosure Schedule sets forth as of November 30, 1994, (i) all of the Loans in original principal amount in excess of $100,000 of the Seller or any Subsidiary that as of that date was classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Restructured", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Seller and the Subsidiaries that as of November 30, 1994 were classified as such, together with the aggregate principal amount of such Loans by category. Since November 30, 1994, there has been no material adverse change in the Loan portfolio of Seller and its Subsidiaries. Seller shall promptly inform Buyer in writing of any Loan the original principal balance of which exceeds $100,000 that becomes classified in the manner described in this Section 4.1.22, or any Loan the classification of which is materially and adversely changed at any time after the date of this Agreement.

        4.1.23 INVESTMENT SECURITIES. Section 4.1.23(a) of the Seller Disclosure Schedule sets forth the book and market value as of November 30, 1994 of the investment securities, mortgage backed securities and securities classified as available for sale by the Seller and each Subsidiary. Section 4.1.23(b) of the Disclosure Schedule sets forth the names of all the joint ventures in which the Seller or any Subsidiary has an investment (whether or not such joint ventures remain active). Except for pledges to secure public and trust deposits, borrowings, repurchase agreements and reverse repurchase agreements entered into in arms'-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of the Seller included in its Quarterly Report on Form 10-Q for the period ended September 30, 1994, and none of the material investments made by the Seller or any of its Subsidiaries since September 30, 1994, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment within a reasonable time.

        4.1.24 DERIVATIVE TRANSACTIONS. Except as set forth in Section 4.1.24 of the Seller Disclosure Schedule, neither the Seller nor any of the Subsidiaries has engaged in transactions in or involving structured notes, forwards, futures, options on futures, swaps or other derivative instruments.

        4.1.25 DEPOSITS AND BORROWINGS. The deposit accounts and any borrowings of the NFS Banks comply in all material respects with all applicable Laws.

        4.1.26 EXAMINATION REPORTS. The last safety and soundness examinations of NFS Bank and Plaistow by the OTS or the FDIC prior to the date of this Agreement were performed as of June 27, 1994, and access to true, correct and complete copies of the reports of examination related thereto have been made available to Buyer. If either of NFS Bank or Plaistow was notified of any deficiencies as a result of said examinations or any prior examinations of either of NFS Bank or Plaistow by the OTS or the FDIC, it has taken action to correct each such deficiency, which action it believes is to the satisfaction of the appropriate agency, and it has not received notice of any kind that such action is inadequate, and if any changes in operating methods or organization were required by reason of such examinations, or such other examinations, such changes have been made.

        4.1.27 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in Seller's proxy statement for its 1994 annual meeting of shareholders or set forth in Section 4.1.27 of the Seller Disclosure Schedule, no officer or director of Seller or its Subsidiaries, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Seller or any of Seller's Subsidiaries that would be required to be disclosed in a proxy statement to shareholders under Regulation 14A of the Exchange Act.

        4.1.28 FAIRNESS OPINION. Seller has received from Tucker Anthony an opinion, dated the date of or immediately before the date of this Agreement, concluding that, in such financial adviser's opinion, the Merger Consideration is fair, from a financial point of view, to the Seller's stockholders.

        4.1.29 NO MISREPRESENTATION. None of the representations and warranties of Seller or any Subsidiary set forth in this Agreement, nor any matter disclosed in the Seller Disclosure Schedule or in any of the schedules, lists, certificates, exhibits or other documents prepared by Seller or any Subsidiary and delivered to Buyer hereunder or in connection with the transactions contemplated hereby (excluding the informational materials supplied to Buyer by Tucker Anthony, with respect to which neither Tucker Anthony nor Seller makes any representation except as set forth below) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. With respect to the informational materials supplied to Buyer by Tucker Anthony, Seller represents that such informational materials were prepared in good faith and to the Knowledge of Seller's officers and directors they are not, taken as a whole, untrue in any material respect.

        4.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby makes the following representations and warranties to Seller, each of which is being relied upon by Seller as a material inducement to enter into and perform this
Agreement:

        4.2.1   ORGANIZATION.

        (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer has full corporate power and authority to own or lease its properties and assets and to carry on its business as now being conducted. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the employees or of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in a Material Adverse Change in Buyer.

        (b) Acquisition Company is or will be at the Closing Date a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Company has or will have at the Closing Date full corporate power and authority to participate in the Merger.

        4.2.2 SUBSIDIARIES. Each Buyer Subsidiary which is a Significant Subsidiary (within the meaning of Regulation S-X of the SEC) is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has full corporate or similar power and authority to own or lease its properties and assets and to carry on its business as now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the employees or of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in a Material Adverse Change in Buyer. The shares of capital stock or other ownership interest of each such Buyer Subsidiary are owned by Buyer or a Buyer Subsidiary as set forth in Buyer's Annual Report on Form 10-K for the year ended December 31, 1993 filed with the SEC.

        4.2.3   CAPITALIZATION.

        (a) The entire authorized capital stock of Buyer consists of 50,000,000 shares of the Buyer Stock, of which 18,999,093 shares were issued and outstanding as of September 30, 1994, and 1,000,000 shares of preferred stock, $10.00 par value per share, none of which has been issued or are outstanding as of the date hereof. All the issued and outstanding shares of Buyer Stock have been duly authorized and validly issued and are fully paid and non assessable and were not issued in violation of any preemptive rights. When issued in accordance with the terms of this Agreement, the shares of Buyer Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, without liability attaching to the ownership thereof, and will not have been issued in violation of any preemptive rights.

        (b) All the issued and outstanding shares of capital stock of Acquisition Company have been or, at the Closing Date, will be duly authorized and validly issued, fully paid and nonassessable, will not have been issued in violation of any preemptive rights and will be owned by Buyer.

        4.2.4 AUTHORIZATION. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of all Regulatory Approvals, to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution, delivery and performance of this Agreement has been duly authorized by the board of directors of Buyer and has been or will be prior to the Closing Date duly authorized by the stockholder and board of directors of Acquisition Corporation, and no other corporate proceedings or stockholder approvals on the part of Buyer or Acquisition Company are necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms.

        4.2.5 NON-CONTRAVENTION. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement, in accordance with the terms hereof, will not (a) violate any provision of the articles of incorporation or charter or bylaws of Buyer or Acquisition Company or (b) conflict with or result in a breach of, or default under, or result in the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of Buyer or Acquisition Company pursuant to the provisions of any provision of, any agreement, mortgage, indenture or other document or instrument to which Buyer or Acquisition Company is a party or by which it or any of their respective properties or assets are bound, or (c) violate any existing Laws binding on Buyer or Acquisition Company or any of their properties or assets.

        4.2.6 FINANCIAL MATTERS. (a) Buyer has previously delivered or made available to Seller accurate and complete copies of the consolidated balance sheets of Buyer as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1993, 1992 and 1991, in each case accompanied by the audit report of Peat Marwick, and the unaudited consolidated balance sheets of Buyer as of September 30, 1994 and 1993, and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the nine months ended September 30, 1994 and 1993. The consolidated statements of financial condition of Buyer referred to herein (including the related notes, where applicable), fairly present the consolidated financial condition of Buyer as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, stockholders' equity and cash flows of Buyer for the respective periods or as of the respective dates set forth therein.

        (b) Each of the financial statements referred to in Section 4.2.6(a) has been prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The audits of Buyer have been conducted in accordance with GAAP. The books and records of Buyer and each Buyer Subsidiary included in such financial statements are being maintained in material compliance with applicable legal and accounting requirements.

        (c) Buyer has available to it sources of capital and financing sufficient to fulfill its obligations hereunder, including, without limitation, the obtaining of all Regulatory Approvals.

        4.2.7 ABSENCE OF CHANGES. Since September 30, 1994, the business of Buyer has been conducted only in the ordinary course consistent with past practice and there has not been any Material Adverse Change in Buyer, nor has there been any material change in any policy or practice followed by Buyer or any Buyer Subsidiary in the ordinary course of business.

        4.2.8 LEGAL PROCEEDINGS. Neither Buyer nor any Buyer Subsidiary is a party to any pending or, to the Knowledge of any of Buyer's officers and directors, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

        4.2.9 REGULATORY FILINGS AND REPORTS. Since January 1, 1990, each of Buyer and the Buyer Subsidiaries has filed all documents required to be filed by it under federal securities laws or applicable federal and state savings and loan and savings bank laws and regulations, and all such documents, as finally amended, were complete and accurate, complied in all material respects as to form and substance with all applicable requirements of law and regulation and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.2.10 BROKER'S FEES. Except for payments due to Morgan Stanley & Co. Incorporated from Buyer as a result of the Merger, no agent, finder, broker, investment banker, person or firm acting on behalf or under authority of Buyer or Acquisition Company is or will be entitled to any fee as compensation for services as broker or finder or any other commission or similar fee directly or indirectly in connection with this Agreement or any of the transactions contemplated hereby.

        4.2.11 BENEFICIAL OWNERSHIP OF SELLER STOCK. As of the date hereof, neither Buyer nor any Buyer Subsidiary beneficially owns any shares of Seller Stock or has any option, warrant or right of any kind to acquire the beneficial ownership of any Seller Stock, other than pursuant to this Agreement and the Buyer Option. Section 4.2.11 of the Buyer Disclosure Schedule (which Section shall be updated hereafter by Buyer upon the request of Seller) sets forth the number of shares of Seller Stock, if any, beneficially owned by Buyer as of the date hereof, or the date of such update, as the case may be.

        4.2.12 MATTERS REGARDING BANKING SUBSIDIARIES. The Buyer Subsidiaries which are banks have the CRA ratings set forth in Section 4.2.12 of Buyer Disclosure Schedule. To the Knowledge of the officers and directors of Buyer, since their last Federal regulatory authority examination of CRA compliance, there has been no protest of any application of such Buyer Subsidiaries based on CRA compliance.

        4.2.13 NO MISREPRESENTATION. None of the representations and warranties of Buyer set forth in this Agreement nor any matter disclosed in any of the schedules, lists, certificates, exhibits or other documents delivered to Seller hereunder or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE V

                                  COVENANTS


        5.1     REGULATORY APPLICATIONS.

        (a) Upon the execution and delivery of this Agreement, the parties hereto shall thereupon cause to be prepared and filed, as soon as is reasonably practical, but not later than 45 days after the date of this Agreement, all required Applications and any other filings with Governmental Authorities that are necessary or contemplated for consummation of the Merger and the other transactions contemplated by this Agreement. Such filing deadline is subject to receipt by the filing party from the other party hereto of all information required in connection with the filing of such Applications and other filings. The parties hereto will use their best efforts to supply, on a timely basis, to the other party all information required in connection with the preparation and filing of such Applications and other filings. Such Applications and filings shall be in such forms as may be prescribed by the respective Governmental Authorities and shall contain such information as they may require. The parties hereto will cooperate with each other, including their respective attorneys, advisers and other representatives, and will use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, Regulatory Approvals, and authorizations of Governmental Authorities and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement. Buyer shall deliver to Seller, and Seller shall deliver to Buyer, reasonably in advance of the time it intends to file any such Application or other filing, a draft of the proposed Application or other filing, and each shall cooperate with the other in responding to and considering any reasonable questions or comments regarding such draft before it is finalized and filed, provided that such questions or comments are received on a timely basis so as to permit response or incorporation. Without limiting the generality of the foregoing, each of the parties shall have the right to review and approve in advance all characterizations of the information relating to it and any of its subsidiaries that appears in any Application to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party shall deliver to the others, promptly after receipt, copies of all written communications regarding Applications and Regulatory Approvals and shall immediately advise the others of all oral communications regarding Applications and Regulatory Approvals.

        (b) If so requested by Buyer and in cooperation with Buyer, Seller and its directors and officers shall, and shall use their best efforts to cause the NFS Banks and their respective directors and officers to, promptly take all necessary corporate and other action, prepare and file all necessary documentation, make all necessary applications and filings and obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities that are necessary to change the names of the NFS Banks, to amend the charter and by-laws of the NFS Banks, to convert the NFS Banks to a state or national bank charter or to merge the NFS Banks into a national banking association controlled by Buyer, so that such name changes, amendments, conversions or mergers may be consummated in conjunction with the consummation of the Merger, whether effective at the time of or immediately before or after the Merger.

        5.2     PROXY STATEMENT/REGISTRATION STATEMENT.

        (a) Upon the execution and delivery of this Agreement, Buyer shall thereupon cause to be prepared and filed with the SEC, as soon as reasonably practical, but not later than 45 days after the date hereof (provided that Seller has given to Buyer all information concerning Seller which is required for inclusion in the Registration Statement, including the Proxy Statement/Prospectus), a Registration Statement, including the Proxy Statement/ Prospectus, complying in form and substance in all material respects with the requirements of applicable Laws for the purpose of registering the Buyer Stock to be issued as part of the Merger Consideration and will use its best efforts to have the Registration Statement declared effective by the SEC upon receipt of the Regulatory Approvals, or as soon thereafter as possible and remain effective through the Closing Date.

        (b) Buyer shall deliver to Seller, reasonably in advance of the time it intends to file the Registration Statement with the SEC, a draft Registration Statement for review and comment upon all information relating to Seller and any of the Subsidiaries that appears in the Registration Statement. Buyer shall cooperate with Seller in responding to and considering any reasonable questions or comments regarding such draft Registration Statement before it is finalized and filed, provided that such questions or comments are received on a timely basis so as to permit response or incorporation.

        (c) If at any time after the Registration Statement is first filed with the SEC, and prior to the Closing Date, any event relating to Seller or any of the Subsidiaries should be discovered which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Proxy Statement/Prospectus, Seller shall promptly so inform Buyer, and will furnish all necessary information to Buyer relating to such event. Buyer shall thereupon cause an amendment to the Registration Statement to be filed with the SEC, and upon the effectiveness of such amendment, if appropriate, Seller will take any necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the holders of Seller Stock entitled to vote at the Stockholders Meeting, and will transmit such amendment or supplement as promptly as practicable.

        5.3     STOCKHOLDER APPROVAL.

        (a) Concurrent with calling the 1995 annual meeting of Seller's stockholders, or at such other time as Buyer and Seller may reasonably agree, but in no event earlier than five Business Days following the date the Registration Statement (including any amendments necessitated by Regulatory Approvals) is declared effective by the SEC, Seller will (i) duly and properly call, and give notice of, and thereafter cause to be convened and held no later than 30 days after such notice, a meeting of its stockholders (including any adjournment of such meeting which may be necessary), for the purpose of approving this Agreement (including the Plan of Merger) and for such other purposes as may be necessary to effect the transactions contemplated hereby (the "Stockholders Meeting"), and (ii) subject to the fiduciary duty of its directors, recommend to its stockholders the approval of this Agreement (including the Plan of Merger) and use its best efforts to obtain, as promptly as reasonably practical, such approval. Seller shall mail the Proxy Statement/Prospectus to its stockholders who are entitled to vote at the Stockholders Meeting. Seller shall publish such notice or notices of the Stockholders Meeting as may be required, and at the times and in the form and manner required, by applicable provisions of federal and state statutes, regulations, rules, and orders.

        (b) At the time the Proxy Statement/Prospectus is mailed to the stockholders of Seller for the solicitation of proxies for the approvals referred to above and at all times subsequent to such mailing up to and including the Closing Date, Buyer shall cause the Proxy Statement/Prospectus (including any supplements thereto) and any other documents or notices delivered to stockholders in connection therewith:

                (i) to comply in all material respects with applicable provisions of the Exchange Act and rules and regulations of the SEC thereunder and all other applicable Laws; and

                (ii) with respect to all information set forth therein relating to Buyer and its subsidiaries, this Agreement, the Merger, the Option Agreement, and all other transactions contemplated hereby and thereby, to not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

        Buyer's obligations hereunder are subject to Seller promptly furnishing Buyer with the information relating to Seller and the Subsidiaries which is required under applicable Laws for inclusion in the Proxy Statement/Prospectus, which information Seller represents and warrants to Buyer shall not contain any statement which, at the time and in light of the circumstances under which it is furnished, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the information furnished therein not false or misleading. Seller further represents and warrants to Buyer that it will amend, supplement or revise any information so furnished as necessary to make the foregoing sentence correct and true in all material respects at and as of all times from the date of the mailing of the Proxy Statement/Prospectus to the stockholders of Seller to and including the Closing Date.

        5.4     BLUE SKY LAWS.

        (a) Buyer shall take all actions necessary to have the shares of Buyer Stock to be delivered as part of the Merger Consideration qualified or registered for offering and sale, or to identify and perfect an exemption therefrom, under the securities or "Blue Sky" laws of each jurisdiction within the United States in which stockholders of Seller reside.

        (b) Buyer shall provide all notices and make all filings with the Nasdaq NNM as may be required in connection with the transactions contemplated hereby.

        5.5 OTHER APPROVALS. The parties shall cooperate and use their best efforts to obtain all written consents and approvals of other persons in connection with any lease or other agreement the benefits of which cannot be retained upon consummation of the transactions contemplated hereby without such written consent or approval.

        5.6     CONDUCT OF THE BUSINESS OF SELLER AND ITS SUBSIDIARIES.

        5.6.1 NEGATIVE COVENANTS. From and after the date of this Agreement up to and including the Closing Date, none of Seller or the Subsidiaries shall, except with the prior written consent of Buyer, do any one or more of the following:

        (a) Except for Seller Stock issued upon exercise of Seller Options existing at the date of this Agreement, issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrances of any shares of Seller Stock or shares of stock of the NFS Banks or securities exercisable for or convertible into any such shares (including the grant of additional options or other rights under any option or similar plan of Seller) or stock appreciation or similar rights with respect to such shares;

        (b) (i) Amend or enter into any agreement with any employee establishing the terms of employment or severance or termination benefits or permit any such agreement to be so renewed or extended except as Buyer may otherwise request; (ii) adopt or establish any Employee Plan or Benefit Arrangement or, except as reasonably necessary to comply with applicable Law or to maintain the qualified status of a Qualified Plan, amend, supplement or otherwise modify any existing Employee Plan or Benefit Arrangement; or (iii) make additional grants or contributions under any existing Employee Plans or Benefit Arrangements except in accordance with past practices or as otherwise provided in this Agreement; provided that Seller's and its Subsidiaries contributions with respect to the 1994 year under any profit sharing plan or employee stock ownership plan shall not exceed the rate at which such contributions were accrued on their September 30, 1994 financial statements.

        (c) Other than with respect to increases consistent with past practices, increase the compensation payable to any director, officer or employee, or pay any bonuses to any officer or employee, except for salary increases for all officers and other employees of Seller and its Subsidiaries, as described at Section 5.6.1(c) of the Seller Disclosure Schedule.

        (d) Except as otherwise provided in this Agreement, incur any indebtedness with a maturity of one year or more other than deposits taken in the ordinary course of business consistent with past practice;

        (e) Sell, purchase or lease, or commit to sell, purchase or lease, any material assets, except for (i) transactions pursuant to legally binding agreements or commitments entered into or approved before the date hereof and disclosed to Buyer before the date hereof and (ii) transactions otherwise permitted by this Agreement;

        (f) Sell, purchase, open, close or relocate any banking office except as described at Section 5.6.1(f) of the Seller Disclosure Schedule;

        (g) Except as otherwise provided herein, pay any dividend, acquire any of its capital stock (by repurchase, tender, redemption or otherwise) or make any other capital distribution, except for quarterly cash dividends on the Seller Stock in accordance with past practice not exceeding $0.14 per share per quarter and except for cash dividends on the capital stock of the NFS Banks consistent with past practices;

        (h) Engage in any securities or other trading activity, except in the ordinary course of business and consistent with past practice, or acquire any securities with a final maturity of more than two years, or engage in transactions involving structured notes, forwards, futures, options on futures, swaps or other derivative instruments;

        (i) Make any capital expenditure in excess of $50,000, except in accordance with the budget terms supplied to Buyer by Seller before the date hereof, or in accordance with budget terms supplied to Buyer by Seller thereafter and specifically approved in writing by Buyer;

        (j) Make any change in its capital stock by split, reverse split, reclassification, reorganization, subdivision, or other similar action;

        (k) Amend its certificate of incorporation or charter (as the case may be) or by-laws;

        (l) Merge, combine, or consolidate with or into, or permit the merger into it of, any other corporation, association, trust, or entity or change in any manner the character of its business;

        (m) Change or modify in any way current accounting policy or practice with respect to Seller's financial statements prepared in accordance with GAAP except as may be required by GAAP or Governmental Authorities;

        (n) Engage in any other transaction that is not consistent with past practices and in the ordinary course of the business of Seller or such Subsidiary, as the case may be; or

        (o) Make any payment to any director, officer, employee or independent contractor, in connection with or as a result of the transactions contemplated by this Agreement, or otherwise, that is not deductible under either Section 162(a)(1) or 404 of the IRC;

        (p) Make any equity investment or commitment to make such an investment in equity securities or in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

        (q) Take any action that is intended or reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect as of any time to and including the Closing Date, or any of the conditions to the Merger or the other transactions contemplated by this Agreement set forth in Article VI not being satisfied in any material respect, or in any material violation of any provision of this Agreement or the Option Agreement, except, in each case, as may be expressly permitted by this Agreement or as may be required by applicable law, but only after reasonable consultation with Buyer;

        (r) Foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material in amounts which, if such foreclosure were to occur, would result in a Material Adverse Change; or

        (s) Agree to do any of the foregoing or permit any of the foregoing to occur.

        5.6.2 AFFIRMATIVE COVENANTS. To the extent not otherwise restricted or limited by the terms of this Agreement, Seller and each of its Subsidiaries shall:

        (a) carry on its business in all material respects in substantially the same manner as heretofore conducted, except for changes approved in writing by Buyer; and

        (b) use its best efforts to preserve intact the business of Seller and its Subsidiaries, to keep available their present officers and key employees, to preserve the current relationships of customers and others having business relationships with Sellers and its Subsidiaries, and to comply in all material respects with applicable Laws; provided, however, that Buyer acknowledges that Seller has not made any representation regarding the continued service or employment of any director, officer or other employee of Seller or any Subsidiary, and that the retention of any such person is not a condition to Buyer's obligations to consummate the Merger.

        (c) maintain in full force and effect from the date of this Agreement through the Closing Date all insurance policies and bonds identified in Section 4.1.12 of the Seller Disclosure Schedule as now being in force with coverages and at least at levels now in force.

        5.6.3 DISCLOSURE STATEMENTS. Prior to the Closing, Seller promptly will supplement or amend the Seller Disclosure Schedule delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to the Seller Disclosure Schedule shall affect the conditions to Buyer's obligation to consummate the Merger.

        5.7     INDEMNIFICATION AND INSURANCE.

        5.7.1 CERTIFICATE AND BYLAWS. Buyer agrees that the rights to indemnification provided to Seller's and each of the Subsidiary's directors and officers by such entities' certificate of incorporation or charter or bylaws as in effect on the date of this Agreement, and by applicable law and regulation shall survive the Closing Date and continue in full force and effect at least until and including the third anniversary of the Closing Date and as otherwise specified therein.

        5.7.2 INSURANCE. Buyer shall use its best efforts to obtain and maintain for a period of one year after the Closing Date an endorsement extending the period in which claims may be made under Seller's directors' and officers' liability insurance policy in effect on the date of this Agreement, or a policy of such other responsible carrier as Buyer may elect, with respect to causes of action that arise out of acts or omissions occurring on or before the Closing Date, provided, however, that in no event shall the Buyer be required to expend pursuant to this Section 5.7.2 more than an amount per year equal to 125% of current annual premiums paid by the Seller for such insurance (which premiums the Seller represents and warrants to be approximately $60,000 per annum in the aggregate).

        5.8     EMPLOYEE BENEFITS MATTERS.

        5.8.1 INSURANCE COVERAGES. (i) For the period from the Closing through December 31, 1995, Buyer and Buyer Subsidiaries will continue to provide the same or similar insurance coverages (medical, dental, life, accidental death and dismemberment, short- term disability, and long-term disability) to employees who were employees of Seller and/or its Subsidiaries on the Closing Date as those covering employees of Seller and its Subsidiaries on the date of this Agreement, except for increases in employee premiums reflecting any increases charged by insurance carriers and any changes required by applicable law. Effective as of January 1, 1996 or at any time thereafter, the foregoing insurance coverages provided by Seller and/or its Subsidiaries may at the option of Buyer be discontinued, in which case those employees who had been employees of Seller and its Subsidiaries will become eligible for the same insurance coverages generally available to the other employees of Buyer and Buyer Subsidiaries, subject to the applicable terms and conditions of the benefit plans providing such coverages.

        5.8.2 PERSONNEL POLICIES. Except as otherwise provided in this Agreement, all personnel policies and procedures of the Seller and/or its Subsidiaries will be discontinued as of the Closing Date and employees of the Seller and its Subsidiaries will become covered as of the Closing Date under the human resources policies and procedures of Buyer. For all purposes of applying the human resources policies and procedures of Buyer, the employees of Seller and its Subsidiaries will be treated as new employees as of the Effective Date.

        5.8.3 QUALIFIED PLANS. Buyer will maintain the Seller's Qualified Plans in effect through December 31, 1995. Thereafter Buyer will either maintain Seller's Qualified Plans or permit employees of Seller and its Subsidiaries to participate in Buyer's Savings, Profit Sharing and Stock Ownership Plan ("Savings Plan") and Buyer's Retirement Plan ("Retirement Plan") in accordance with their terms, as in effect from time to time, once such employees have satisfied the eligibility requirements under each such plan. If such employees are permitted to participate in Buyer's Savings Plan and Retirement Plan, they will receive credit in accordance with each such plan's terms for service with the Seller and its Subsidiaries for purposes of eligibility and vesting, but not accrual of benefits under such plans.

        In any plan year in which Buyer is maintaining a Qualified Plan of Seller that is a profit-sharing plan, the percentage of compensation that is contributed on behalf of participants in such profit sharing plan will not exceed the percentage of compensation that Buyer contributes on behalf of its own employees for such year under Buyer's Savings Plan.

        Nothing in this Section 5.8 or elsewhere in this Agreement will preclude Buyer from amending or terminating in its discretion any employee benefit plan maintained by Buyer.

        5.8.4 NO THIRD-PARTY BENEFICIARIES. This Section 5.8 reflects the agreements of the parties but does not create any rights or obligations except as among the parties to this Agreement, and it is specifically agreed that no present or future employee of the Seller or its Subsidiaries will be treated as a third-party beneficiary of the provisions of this Section 5.8. Nothing in this Section 5.8 or elsewhere in this Agreement will preclude Seller or any of its Subsidiaries from terminating the employment of any employee of Seller or its Subsidiaries, or preclude Seller from amending or terminating in its discretion any employee benefit plan maintained by Seller or any of its Subsidiaries.

        5.9     DIRECTORS, OFFICERS AND EMPLOYEES.

        (a) Buyer will invite at least three of the current directors of NFS Bank, and such additional number as it may determine after consultation with the Board of Directors of such bank, to continue to serve as directors at least until the annual meeting of such bank following the Closing Date.

        (b) Buyer and the Buyer Subsidiaries shall offer employment, as employees of Buyer or the Buyer Subsidiaries, immediately following the Closing Date, to any persons who, immediately before the Closing Date, are full time employees of Seller or any Seller Subsidiary. To the extent that the employment of any full-time employee of Seller or any Seller Subsidiary with at least three years of credited service (other than any employee who is party to an employment agreement or a severance agreement) or any of the employees listed at Section 5.9(b) of the Seller Disclosure Schedule (the "Scheduled Employees") is involuntarily terminated within one year following the Closing Date as a result of the elimination of a job position and such employee is not offered another position with Buyer or the Buyer Subsidiaries, such employee will be entitled to receive severance payments equal to two weeks of then-current base pay for each year of service (as determined pursuant to the Seller's retirement plan) at Seller or any Seller Subsidiary (including credited years of service for employees of Plaistow), provided that such severance shall not be less than two weeks or greater than six months of then-current base pay and, in the case of the Scheduled Employees, shall be two weeks.

        (c) Except as otherwise agreed to by the parties, following the Closing Date, Buyer shall assume all duties, liabilities and obligations of Seller under any existing Employment and Severance Agreements described at
Section 5.9(c) of the Seller Disclosure Schedule. Seller shall cooperate with Buyer and assist it in obtaining such amendments to the existing Employment and Severance Agreements as Buyer may reasonably request to assure continuity of management following the Merger.

        5.10    ACCESS TO INFORMATION.

        (a) From the date hereof until the Closing, and subject to legal requirements and fiduciary and commercial privacy rights and obligations, Seller and the Subsidiaries will authorize and permit Buyer, its representatives, accountants and counsel, to have access to all of the operations and activities of Seller and the Subsidiaries. From the date hereof until the Closing, Seller shall furnish to Buyer and its authorized representatives, upon reasonable notice and during ordinary business hours, access to all of its respective books, records and properties. Such examination shall be made in a manner that will not unreasonably interfere with the conduct of the business of the entity being examined and shall not affect or limit in any way any of the representations and warranties hereunder.

        (b) Simultaneously with the filing of any reports under the Exchange Act, Seller and Buyer shall furnish a copy thereof to each other. Seller shall likewise promptly furnish to Buyer copies of all of its and any of its Subsidiaries quarterly and annual financial reports filed with federal or state regulatory authorities, including, but not limited to, the OTS, the FDIC and the SEC, as well as access to any examination or similar reports received from such authorities, to the extent permitted by applicable law.

        (c) Seller shall provide to Buyer complete and correct copies of all reports presented to Seller or any of its Subsidiaries by their independent accountants after the date hereof and for any preceding fiscal years with respect to internal accounting controls. Seller represents and warrants that all recommendations made in such prior reports have been implemented.

        (d) To the extent permitted by Law, Seller shall provide Buyer, or its agents, counsel, and representatives access to (i) all examination reports of Seller or any Subsidiary, by the OTS or the FDIC from the date hereof through the Closing Date; (ii) any correspondence relating to such examination reports during such period; and (iii) any written agreements, arrangements or understandings entered into as a result of matters raised in such examination reports or correspondence;

        5.11 CONFIDENTIALITY. Any and all commercial, financial, technical, or other information regarding Seller, Buyer or their respective subsidiaries or their respective businesses, properties, and personnel, or that of their respective officers, directors, control persons, or affiliates, including such information obtained in accordance with Section 5.11 above (the "Confidential Information"), which is derived or results from access by such party (or their authorized agents and representatives) to the properties, books, contracts, commitments, and records of the other party or its subsidiaries pursuant to the provisions of this Agreement, whether obtained before or after the execution of this Agreement, shall be held in strict confidence; and the party in possession of the Confidential Information shall exercise the same degree of care with respect thereto, that it uses to preserve and safeguard its own confidential proprietary information. Such Confidential Information shall not directly or indirectly be divulged, disclosed or communicated to any other person or entity or used for any purposes other than those expressly contemplated by this Agreement, except as otherwise required by judicial or regulatory authorities having jurisdiction in respect thereof. Each party shall cause its authorized agents and representatives to maintain the confidentiality of Confidential Information. In the event the transactions contemplated by this Agreement are not consummated for any reason, the confidentiality of such Confidential Information shall be maintained by such party and its authorized agents and representatives (except to the extent that such Confidential Information can be shown to be previously known to such party or later acquired by it from legitimate sources or otherwise available to the public). Seller and Buyer acknowledge and agree that any prior agreements regarding the confidentiality of Confidential Information shall not merge into and shall survive the execution and delivery of this Agreement, except that to the extent that the terms and provisions of this Section impose more stringent restrictions and limitations on the parties, the terms and provisions of this Section shall supersede the previously executed and delivered confidentiality agreements.

        5.12 PUBLIC ANNOUNCEMENTS. Neither Buyer nor Seller shall make any press releases, announcements and other public disclosures relating to this Agreement, the termination of this Agreement, Regulatory Approvals or otherwise relating to any of the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, provided that the foregoing shall not require Buyer to obtain Seller's consent for discussions with financial analysts in the ordinary course. Each party shall consult with the other regarding the form, substance, timing and method of distribution, and cooperate with each other in good faith in the development and distribution of all such public disclosure. Nothing contained in this Section shall prohibit any party from making any public disclosure which Buyer or Seller deems necessary in order to fulfill its respective disclosure obligations imposed by Law; provided, however, that the legal obligation to make such disclosure shall not relieve such party from its obligations under this Section to cooperate, consult with and seek the consent of the other party.

        5.13 NO SOLICITATIONS. From the date of this Agreement, through the Closing Date, neither Seller nor any Subsidiary, nor any of its or their directors, officers, advisers or other representatives shall, directly or indirectly, without the prior written consent of Buyer, solicit or encourage the solicitation from, or, subject to the conditions set forth below, engage in negotiations with any third party concerning any possible proposal regarding the issuance or sale of Seller Stock or other equity securities of Seller or a merger, consolidation, sale of substantial assets or other similar transaction involving Seller or any of the Subsidiaries. Notwithstanding the preceding sentence, Seller shall be permitted to engage in such negotiations with any third party provided such action is, based upon the written advice of Seller's counsel, required in accordance with the fiduciary duties of Seller's board of directors. Seller shall notify Buyer promptly in writing and in reasonable detail if any such proposal or offer, or inquiry or contact with respect thereto, is made or if any such negotiations occur. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

        5.14 AFFILIATE LETTER. Seller shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Seller (each an "Affiliate") to deliver to Buyer, as soon as practicable after the date of this Agreement, and prior to the date of the Stockholders Meeting, a written agreement, in substantially the form of Exhibit B hereto.

        5.15 CONDUCT OF BUYER AND BUYER SUBSIDIARIES. To the extent not otherwise restricted or limited by the terms of this Agreement, Buyer and each of the Buyer Subsidiaries shall:

        (a) Not take any affirmative action which would cause to not be true as of the Closing Date any of the representations and warranties of Buyer; and

        (b) Promptly notify Seller in writing of the existence or happening of any Material Adverse Change in Buyer, Default, or any event or matter that, with notice or passage of time, would constitute a Default.

        5.16 BEST EFFORTS. Each party hereto agrees to use such party's best efforts to cause the conditions within its control to be satisfied and to effect the Merger. Buyer, as the sole stockholder of Acquisition Company, shall cause Acquisition Company to take all such actions as may be required to effect the transactions contemplated by this Agreement.

        5.17 LIAISON. During the period from the date of this Agreement to the Closing Date, Seller will cause one or more of its designated representatives (i) to confer on a regular and frequent basis (not less than monthly) with representatives of Buyer to report on the general status of the ongoing operations of Seller and its Subsidiaries and (ii) to cooperate and communicate fully with respect to the manner in which the business of Seller will be operated after the Closing Date, the type and mix of products and services, personnel matters, branch alignment, the granting of credit, and problem loan management, reserve adequacy and accounting. In order to facilitate the foregoing, Seller and Buyer shall promptly establish a liaison committee (the "Committee") which will be chaired by representatives of Buyer and Seller and which will meet on a regular basis to discuss these matters and may establish sub-committees from time-to-time to pursue various issues. During the period from the date of this Agreement to the Closing Date, Seller shall provide Buyer with timely and sufficient information to review new extensions of credit, renewals, and restructurings, securities, transactions and information detailing overall asset quality and risk, including interest rate risk.

        5.18 SYSTEM CONVERSIONS. From and after the date hereof, Buyer and Seller and its Subsidiaries shall meet on a regular basis to discuss and plan for the conversion of the Seller's data processing and related electronic informational systems to those used by Buyer and Buyer Subsidiaries, which planning shall include, but not be limited to, discussion of the possible termination by Seller and its Subsidiaries of third-party service provider arrangements effective at the Closing Date or at a date thereafter, non-renewal of personal property leases and software licenses used by Seller and its Subsidiaries in connection with its systems operations and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Seller and its Subsidiaries shall not be obligated to take any such action and, unless Seller otherwise agrees, no conversion shall in fact take place prior to the Closing Date. In the event that Buyer so requests in writing, and Seller or any of its Subsidiaries determines to take, and so takes, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Buyer shall indemnify Seller and such Subsidiary on terms reasonably satisfactory to Seller for any such fees and expenses, and the costs of reversing the conversion process, if for any reason the Closing does not occur in accordance with the terms of this Agreement.

                                 ARTICLE VI

                                 CONDITIONS

        6.1 CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent:

        6.1.1 TERMINATION. This Agreement shall not have been terminated in accordance with its terms.

        6.1.2 REGULATORY APPROVALS. All Regulatory Approvals shall have been obtained; no Regulatory Approval shall contain any condition that would require any material modification or nonperformance of the terms of this Agreement or shall include any non- customary condition or requirement that, in the reasonable opinion of Buyer, would so materially and adversely affect the economic or business benefit to Buyer of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger; all Regulatory Approvals shall remain in full force and effect and all conditions and requirements set forth in any Regulatory Approvals that are required to be satisfied on or before the Closing Date, including the expiration of any waiting periods, shall have been satisfied or properly waived.

        6.1.3 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the requisite vote of Seller's stockholders in accordance with applicable Laws and Seller's certificate of incorporation and bylaws.

        6.1.4   MATTERS REGARDING BUYER STOCK.

        (a) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC, shall remain effective and shall not be subject to a stop order or any threatened stop order.

        (b) LISTING. The shares of Buyer Stock to be issued as part of the Merger Consideration shall be approved for listing quotation on Nasdaq NNM.

        (c) BLUE SKY. The shares of Buyer Stock to be issued in exchange for Seller Stock as part of the Merger Consideration shall have been qualified or registered for offering and sale under the securities or "Blue Sky" Laws of each jurisdiction within the United States in which stockholders of Seller reside, and such qualification or registration is necessary, no order suspending the sale of such shares of Buyer Stock in any such jurisdiction shall have been issued on or before the Closing Date, such qualification or registration shall remain in effect and no proceedings to suspend the sale of such shares shall have been instituted or, to the Knowledge of any of Buyer's directors and officers, shall be contemplated.

        6.1.5 NO ORDERS, INJUNCTIONS OR RESTRAINTS: ILLEGALITY. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement, including the Merger.

        6.2 CONDITIONS TO THE OBLIGATIONS OF BUYER AND ACQUISITION COMPANY. The obligations of Buyer and Acquisition Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent, any one or more of which may be waived by Buyer, in its sole and absolute discretion:

        6.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all material respects when made on the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to the foregoing effect.

        6.2.2 OTHER APPROVALS. Except for such consents, approvals, permits and other authorizations that, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of Seller and the Subsidiaries, taken as a whole, Seller shall have obtained (i) the consent or approval of other persons in connection with any lease, agreement, processing contract or other arrangement, the benefits of which cannot be retained upon consummation of the transactions contemplated hereby without such consent or approval and
(ii) all permits or other authorizations other than Regulatory Approvals required to consummate the transactions contemplated hereby.

        6.2.3 NO MATERIAL ADVERSE CHANGE. As of the Closing Date, there shall have been no Material Adverse Change in Seller from that which was represented and warranted on the date of this Agreement pursuant to this Agreement, it being understood that the update provided pursuant to Section
5.6.3 of this Agreement does not constitute a waiver or other consent to any Material Adverse Change in Seller.

        6.2.4 COMPLIANCE. Seller shall have in all material respects performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by Seller on or prior to the Closing Date. There shall not exist a Default or matter that, with notice and/or passage of time, would constitute a Default by Seller under this Agreement.

        6.2.5 ACCOUNTANT'S LETTER. Buyer shall have received from Peat Marwick, independent accountants, a letter dated the date of the Proxy Statement/Prospectus and the Closing Date (a) with respect to Seller's consolidated financial position and results of operation, which letter shall be based upon SAS 72 and certain agreed upon procedures to be specified by Buyer, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions, and (b) to the effect that:

                (i) with respect to Seller, they are independent accountants within the meaning of Rule 101 of the Code of Professional Ethics of the American Institute of Certified Public Accountants and applicable SEC requirements; and

                (ii) it is their opinion that the audited financial statements of Seller and the Subsidiaries included or incorporated by reference in the Proxy Statement/Prospectus comply as to form in all material respects with Regulation S-X and other applicable accounting requirements.

        6.2.6 LEGAL OPINION. Buyer shall have received the opinion of Hogan & Hartson, L.L.P., counsel to Seller, dated the Closing Date, in a form that is customary for transactions of this type. Such counsel may rely upon the certificates of officers and directors of Seller and its Subsidiaries and of public officials as to any matter in such opinion which involves matters of fact, and upon opinions of local counsel, reasonably acceptable to Buyer.

        6.2.7 DISSENTING SHARES. Immediately prior to the Closing not more than 330,000 Shares of Seller Stock shall be Dissenting Shares.

        6.2.8 SUBSIDIARY DIRECTORS. Buyer shall have received the resignations of such of the directors of the Subsidiaries, including the NFS Banks, as Buyer shall have requested.

        6.2.9 KEY EMPLOYEES. Each of the key employees of Seller or its Subsidiaries named at Section 6.2.9(a) of the Seller Disclosure Schedule and at least three of the key employees of Seller or its Subsidiaries named in Section 6.2.9(b) of the Seller Disclosure Schedule shall have been from the date of this Agreement through the Closing Date an employee of Seller or its Subsidiaries, except as such employee's employment may have terminated as a result of death or disability.

        6.2.10 CORPORATE ACTIONS OF THE NFS BANKS. Any name change, charter amendment, by-law amendment, charter conversion, or merger of the NFS Banks requested by Buyer shall have been authorized by all necessary corporate action and all necessary permits, consents, approvals and authorizations of third parties and Governmental Authorities shall have been obtained so that such name change, charter amendment, by-law amendment, conversion or merger may be consummated in conjunction with consummation of the Merger.

        6.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent, any one or more which may be waived by Seller, at its sole and absolute discretion:

        6.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement and as of the date of this Agreement shall be true, correct and complete in all material respects when made on the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

        6.3.2 NO MATERIAL ADVERSE CHANGE. As of the Closing Date, there shall have been no Material Adverse Change in Buyer from that which was represented and warranted on the date of this Agreement pursuant to this Agreement.

        6.3.3 COMPLIANCE. Buyer and Acquisition Company shall have in all material respects performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by Buyer and Acquisition Company on or prior to the Closing Date. There shall not exist a Default or matter that, with notice and/or passage of time, would constitute a Default by Buyer or Acquisition Company under this Agreement.

        6.3.4 LEGAL OPINION. Seller shall have received the opinion of Palmer & Dodge, counsel to Buyer, dated the Closing Date, in a form that is customary for transactions of this type. Such counsel may rely upon the certificates of officers and directors of Buyer and Buyer's Subsidiaries and of public officials as to any matter in such opinion which involves matters of fact, and upon opinions of local counsel, reasonably acceptable to Seller.


                                 ARTICLE VII

                                  CLOSING

        7.1 TIME AND PLACE OF CLOSING. The Closing shall take place on the Closing Date at 9:00 a.m. Boston, Massachusetts Time at Buyer's corporate office, located at 175 Federal Street, Boston, Massachusetts, or at such other time and place on the Closing Date as the parties may mutually agree.

        7.2 BUYER DELIVERIES. On the Closing Date, Buyer shall deliver or cause to be delivered to Seller or, in the case of the Merger Consideration, to an exchange and payment agent, selected by Buyer and reasonably acceptable to Seller (the "Agent"), with each instrument being dated as of the Closing Date and fully executed, attested, notarized and acknowledged, as appropriate, as follows:

        7.2.1 The Merger Consideration shall be paid in accordance with the provisions of Section 3.7.

        7.2.2 Such certificates, executed by the Chief Executive Officer, President or any Executive or Senior Vice President and attested by the Clerk or any Assistant Clerk of Buyer, as may be reasonably necessary to evidence the satisfaction or waiver of the Closing Conditions set forth in Section 6.2.

        7.2.3 Photocopies of all Regulatory Approvals received by Buyer and/or Acquisition Company certified as true, correct and complete by any officer of Buyer.

        7.2.4 A certificate of the Clerk or Secretary of each of Buyer and Acquisition Company with respect to all resolutions of their respective Board of Directors authorizing the execution, delivery and performance of this Agreement and the Merger, the resolutions of Buyer as sole stockholder of Acquisition Company approving this Agreement and the Merger, the incumbency and specimen signatures of the persons executing on behalf of Buyer or Acquisition Company any documents and instruments delivered pursuant to this Agreement, the by-laws of Buyer and Acquisition Company and such other similar matters as Seller or its counsel may reasonably request.

        7.2.5 A certificate, executed by the Exchange Agent, as to such matters as may be necessary to evidence the implementation of the Merger.

        7.2.6 Evidence of the directors' and officers' liability insurance as provided in Section 5.7.2.

        7.2.7 The certificate as to representations and warranties as required by Section 6.3.1 hereof.

        7.2.8 Such other documents and instruments as Seller may deem reasonably necessary to consummate the Merger and any other transactions contemplated by this Agreement, provided that such documents and instruments are consistent with the parties' intent as expressed in this Agreement.

        7.3 SELLER DELIVERIES. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer and Acquisition Company, with each document and instrument being dated as of the Closing Date and fully executed, attested, notarized and acknowledged, as appropriate, the following:

        7.3.1 Such certificates executed by the President, Chief Executive Officer, or any Executive or Senior Vice President and attested by the Secretary or any Assistant Secretary of Seller and the NFS Banks, as may be reasonably necessary to evidence the satisfaction or waiver of the Closing Conditions set forth in Section 6.3.

        7.3.2 Photocopies of all Regulatory Approvals received by Seller, certified as true, correct and complete by any officer of Seller.

        7.3.3 A certificate of the Secretary of Seller, with respect to all resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement, all resolutions of the stockholders of Seller with respect to their approval of this Agreement and the Merger, the incumbency and specimen signatures of the persons executing on behalf of Seller any documents and instruments delivered pursuant to this Agreement, the by-laws of Seller and such other similar matters as Buyer or Acquisition Company may reasonably request.

        7.3.4 A certificate, executed by the Seller's transfer agent and in form and substance reasonably satisfactory to Buyer, stating that, to such transfer agent's knowledge, the stock transfer records of Seller are complete and correct, reflect all issuances and transfers of the capital stock of Seller and have been maintained in accordance with industry standards in the normal course of such transfer agent's business, and stating such additional matters as may be reasonable and necessary in connection with implementation of the Plan of Merger. The Seller's transfer agent shall further certify that, with respect to its duties and responsibilities as Seller's transfer agent, it is not aware of any violation of applicable Laws.

        7.3.5 The certificate as to representations and warranties as required by Section 6.2.1 hereof.

        7.3.6 Such other documents and instruments as Buyer or Acquisition Company may deem reasonably necessary to consummate the Merger and any other transactions contemplated by this Agreement, provided that such documents and instruments are consistent with the parties' intent as expressed in this Agreement.

        7.4     FEES AND CLOSING COSTS.

        7.4.1 Each party shall pay all fees and costs of its own attorneys, accountants, financial advisers and other professionals incurred in connection with the transactions contemplated by this Agreement, and Buyer and Acquisition Company hereby expressly consent to the payment by Seller, before or simultaneously with the Closing, of such fees and costs for which Seller is responsible under this Section.

        7.4.2 Except as provided in Section 7.4.1 above, expenses in connection with obtaining approval of the transactions contemplated hereby by the stockholders of Seller, including, without limitation, expenses in connection with the printing and mailing of the Proxy Statement/Prospectus shall be paid by Seller.

        7.4.3 Expenses in connection with obtaining the Regulatory Approvals shall be paid by Buyer.

        7.4.4 Expenses in connection with the registration, quotation and "Blue Sky" registration and approvals of the Buyer Stock shall be paid by Buyer.

        7.4.5 All other fees and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

                                  ARTICLE VIII

                                  TERMINATION

        8.1 MUTUAL CONSENT. The parties may terminate this Agreement at any time by mutual written agreement.

        8.2 OTHER TERMINATION. Provided that there does not then exist any Default by the party or parties giving such notice, Seller, on the one hand, or Buyer, on the other, may terminate this Agreement by giving notice (a "Termination Notice") to the other at the time designated in this Section or, in the absence of such designation, at any time up to and including the Closing Date, if any one or more of the following shall have occurred and be continuing:

        8.2.1 TERMINATION BY ANY PARTY. Any party may terminate this Agreement under any one or more of the following circumstances:

        (a) At any time after December 31, 1995, if the Closing shall not have occurred for any reason other than a Default by the party giving such notice;

        (b) This Agreement is not approved by the requisite vote of Seller's stockholders at the Stockholders Meeting referred to in Section 5.3 (including any adjournment thereof);

        (c) Any Application for Regulatory Approval is denied or withdrawn and 90 days shall have passed without a petition for rehearing, a request for reconsideration or an amended application being filed with the appropriate Governmental Authority; or

        (d) A court or other Governmental Authority of competent jurisdiction shall have issued an order, writ, injunction or decree or shall have taken any other action permanently restraining or otherwise prohibiting the Merger and such order, writ, injunction, decree or other action shall have become final and nonappealable.

        8.2.2 TERMINATION BY BUYER. Buyer may terminate this Agreement under any one or more of the following circumstances:

        (a)     At any time if there shall have occurred a Default by Seller;

        (b)     On the Closing Date, if any Closing Condition set forth in
Section 6.1 or Section 6.2 shall not have been satisfied; or

        (c) At any time if a Material Adverse Change in Seller has occurred.

        8.2.3 TERMINATION BY SELLER. Seller may terminate this Agreement under any one or more of the following circumstances:

        (a) At any time if there shall have occurred a Default by Buyer or Acquisition Company;

        (b)     On the Closing Date, if any Closing condition set forth in
Section 6.1 or Section 6.3 shall not have been satisfied;

        (c)     At any time if a Material Adverse Change in Buyer has occurred;
or

        (d) Prior to the Closing Date, by notice to Buyer if the Closing Market Value of Buyer Stock shall be less than $43.50; PROVIDED that Buyer may negate such termination by notifying Seller prior to 5:00 p.m., Boston, Massachusetts time, on the Closing Date of its election to adjust the Merger Consideration as provided in Section 3.2.2 (any notice under this clause to be given by personal delivery in writing or by telephone communication confirmed by receipted facsimile).

        8.3 TERMINATION FEE. In order to induce Buyer to enter into this Agreement and to reimburse Buyer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Seller will make a cash payment to Buyer of $900,000 (the "TERMINATION FEE") if and only if:

              (a) (i) Buyer or Seller has terminated this Agreement pursuant to Section 8.2.1(b) or (ii) Buyer has terminated this Agreement pursuant to Section 8.2.2(a), and

              (b)       (i)  within twelve (12) months of any such termination,
                        (A) the Seller shall have entered into an agreement to engage in an Acquisition Transaction with any person other than Buyer or any Buyer Subsidiary or (B) the Board of Directors of the Seller shall have approved an Acquisition Transaction or recommended that shareholders of the Seller approve or accept any Acquisition Transaction with any person other than Buyer or any Buyer Subsidiary, or (ii) in the case of a termination pursuant to Section 8.2.1(b), at the time of such termination it shall have been publicly announced that any person (other than Buyer or any Buyer Subsidiary) shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (y) filed an application or notice in draft or final form with the OTS, the Board of Governors of the Federal Reserve System or any other regulatory authority identified in the "Regulatory Approvals" definition of this Agreement, for approval or clearance to engage in an Acquisition Transaction.

Any payment required by the previous sentence will be payable by Seller to Buyer (by wire transfer of immediately available funds to an account designated by Buyer) within five business days after demand by Buyer. In the event of a termination under circumstances that would trigger a payment under this Section 8.3, the standstill provisions contained in the Confidentiality Agreement shall terminate.

        For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean
(i) a merger, consolidation or other similar transaction with Seller or any of it Subsidiaries, (ii) any sale, lease or other disposition of 15% or more of the consolidated assets of Seller and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any issuance, sale, transfer, exchange or other disposition of (including by way of merger, consolidation, share exchange, acceptance of a tender or exchange offer or any similar transaction) securities representing 15% or more of the voting power of Seller or any Subsidiary.

        8.4 EFFECT OF TERMINATION. Except as expressly provided otherwise herein, termination of this Agreement pursuant to this Article shall not relieve any party of any liability for a Default or other breach, default or nonperformance under this Agreement.


                                 ARTICLE IX

                               MISCELLANEOUS

        9.1 NOTICES. Unless expressly provided otherwise in this Agreement, any notice, request, demand or other communication required to be given under this Agreement shall be in writing, shall be deemed to be given or delivered (a) on the date of personal delivery of the notice, request, demand or other communication at or before 5:00 p.m. Boston, Massachusetts Time, (b) on the third Business Day after the day of mailing of such notice, request, demand or other communication by United States Registered Mail or United States Certified Mail, postage prepaid, or (c) on the next Business Day after mailing of such notice, request, demand or other communication by express courier, freight charges prepaid, to the parties (including any person or entity designated for receipt of a photocopy thereof) at the following addresses or at such other address as any of the parties may hereafter specify in the aforementioned manner:

If to Buyer and/or Acquisition Company:
                                       BayBanks, Inc.
                                       175 Federal Street
                                       Boston, Massachusetts 02110
                                       Attention:  Michael W. Vasily,
                                                      Executive Vice President

With a copy to:                        Palmer & Dodge
                                       One Beacon Street
                                       Boston, Massachusetts 02108
                                       Attention:  Jerry V. Klima, Esq.

If to Seller:                          NFS Financial Corp.
                                       157 Main Street
                                       Nashua, New Hampshire  03060
                                       Attention: James H. Adams, President

With a copy to:                        Hogan & Hartson, L.L.P.
                                       Columbia Square
                                       555 Thirteenth Street N.W.
                                       Washington, D.C.  20004-1109
                                       Attention:  David B. H. Martin, Jr., Esq.

        9.2 ENTIRE AGREEMENT. Except as expressly provided otherwise in this Agreement, this Agreement, together with the Option Agreement constitutes the entire agreement of the parties hereto with respect to the matters addressed herein and therein and, except as expressly set forth herein, supersedes all prior or contemporaneous contracts, covenants, agreements, representations, warranties and statements, whether written or oral, with respect to such matters.

        9.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by Seller's stockholders; provided, however, that after any approval of the transactions contemplated by this Agreement by Seller's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the Merger Consideration other than as contemplated by this Agreement. This Agreement may not be amended, changed, modified or terminated, except by written instrument executed by all parties to this Agreement.

        9.4 WAIVER. Except as expressly provided herein, no waiver by any party of any failure or refusal of any other party to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply by such other party. No waiver shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth.

        9.5 SEVERABILITY. If any term or provision of this Agreement or application thereof to any person or circumstances shall, to any extent, be found by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each other term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law unless, as a result, the intent of the parties as expressed in this Agreement would be violated.

        9.6 CAPTIONS. The title of this Agreement and the headings of the various paragraphs of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

        9.7 GOVERNING LAW. This Agreement shall be construed and enforced according to the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable, unless and to the extent that the laws of the United States govern the performance of this Agreement.

        9.8 NO THIRD PARTY BENEFICIARIES. Except as expressly provided herein, this Agreement is made and entered into for the sole protection and benefit of the parties hereto, and no other person or entity shall have any right of action hereon, right to claim any right or benefit from the terms contained herein or be deemed a third party beneficiary hereunder.

        9.9 ASSIGNABILITY. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective transferees, successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any rights, privileges, duties and obligations of the parties hereto may be assigned or delegated by any party hereto without the prior written consent of all the parties to this Agreement and any such purported or attempted assignment shall be null and void AB INITIO and of no force or effect.

        9.10 PARTIES NOT PARTNERS. Nothing contained in this Agreement shall constitute any party as a partner with, agent for or principal of any one or more of the other parties or their successors and assigns.

        9.11 NO SURVIVAL. None of the representations, warranties, covenants or agreements contained herein shall survive the Closing, except to the extent that performance thereof is to occur subsequent to Closing Date. No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

        9.12 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or desirable to satisfy the Closing Conditions and to consummate and make effective the Merger and the other transactions contemplated by this Agreement. If, any time after the Closing Date, any further action is necessary, proper or desirable to effect the purposes of this Agreement, the proper officers and directors of each party of this Agreement shall take all such further action.

        9.13 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, Buyer shall be entitled to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall
(i) not subject any of the stockholders to adverse tax consequences or change the amount of Merger Consideration to be received by such stockholders and (ii) be capable of consummation without material delay. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

        9.14    TIME OF ESSENCE.  Time is of the essence of this Agreement.

        9.15 COUNTERPARTS. This Agreement and the documents and instruments to be executed and delivered pursuant to this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                              BAYBANKS, INC.



                                              By:  /s/ Michael W. Vasily
                                                   ------------------------
                                              Its: Executive Vice President
                                                   ------------------------
ATTEST


By:      /s/ Jerry V. Klima
      ------------------------
Its:     Assistant Clerk
      ------------------------


                                              NFS FINANCIAL CORP.



                                              By:  /s/ James H. Adams
                                                   ------------------------
                                              Its: President / CEO
                                                   ------------------------
ATTEST


By:   /s/ Albert R. Rietheimer
      -------------------------
Its:  Treasurer / CFO
      ------------------------

                                LIST OF EXHIBITS
                                ----------------

EXHIBITS:


         EXHIBIT A     Option Agreement [included as Exhibit 2(b) to this
                       Form 8-K]


         EXHIBIT B     Affiliate Letter

                                                                    EXHIBIT B


                                                            December 22, 1994

BayBanks, Inc.
175 Federal Street
Boston, Massachusetts 02110

Gentlemen:

        Each of the undersigned (a "Stockholder") beneficially owns, with sole voting and/or investment power, the number of shares of the common stock, $.01 par value per share (the "Shares"), of NFS Financial Corp. (the "Company") indicated opposite such Stockholder's name below and/or may be considered an "affiliate" of the Company as described below.

        BayBanks, Inc. ("Buyer") and the Company are, simultaneously with the execution of this letter agreement, entering into or have entered into an Acquisition Agreement (the "Agreement") providing, among other things, for the merger of a subsidiary of Buyer with the Company (the "Merger"). We understand that Buyer has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Agreement. We also understand that in connection with the Merger we may receive shares of common stock, $2.00 par value, of Buyer (such shares, together with any securities which may be paid as a dividend or otherwise issued or delivered in exchange or substitution therefor, hereinafter collectively referred to as the "Buyer Shares") in exchange for the Shares owned by the undersigned in accordance with the Agreement.

        In consideration of, and as a condition to, Buyer's entering into the Agreement, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, each Stockholder and Buyer agree as follows:

        A.      STOCKHOLDER AGREEMENTS REGARDING THE SHARES

        1. Each Stockholder shall vote or cause to be voted for the approval of the Agreement and the Merger, and shall vote or cause to be voted against the approval of any other agreement providing for a merger, consolidation, sale of assets or other business combination of the Company or any of its subsidiaries with any person or entity other than Buyer and its subsidiaries, all of the Shares that such Stockholder shall be entitled to so vote or direct the voting of, whether such Shares are beneficially owned by such Stockholder on the date of this letter agreement or are subsequently acquired whether pursuant to the exercise of stock options or otherwise.

        2. Each Stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in paragraph C.1. below)) or permit to be sold, assigned, transferred or otherwise disposed of any Shares owned by such Stockholder or the disposition of which is under the control of such Stockholder, whether such Shares are benefically owned by such Stockholder on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (a) for transfers by will or by operation of law (in which case this letter agreement shall bind the transferee), (b) for transfers to any other Stockholders, and (c) as Buyer may otherwise agree in writing.

        3. The agreements contained herein are intended to restrict the transferability of the Shares and to continue only for such time as may reasonably be necessary to obtain Stockholder and regulatory approval of Buyer's acquisition of the Shares pursuant to the Merger and thereafter to consummate the Merger.

        B.      RULE 145 MATTERS

        1. Each of the undersigned has been advised that as of the date the Merger is submitted to stockholders of the Company for approval, the undersigned may be an "affiliate" of the Company, as the term is defined for purposes of paragraph (c) of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein shall be construed as an admission of such fact.

        2. In connection therewith, each of the undersigned severally represents warrants and agrees that:

        (a) The undersigned shall not make any sale, transfer or other disposition of the Buyer Shares in violation of the registration requirements of the Act or the rules and regulations of the SEC thereunder.

        (b) The undersigned has been advised that the issuance of the Buyer Shares to the undersigned pursuant to the Merger will be registered under the Act on a registration statement on Form S-4. However, the undersigned has also been advised that if the undersigned is in fact an "affiliate" of the Company at the time the Merger is submitted for a vote of the stockholders of the Company and the distribution by the undersigned of the Buyer Shares has not been registered under the Act, Rule 145 under the Act will restrict the undersigned's sale of Buyer Shares received in the Merger. The undersigned will not sell or otherwise dispose of any Buyer Shares, except pursuant to Rule 145(d) under the Act, an effective registration statement under the Act or exemption from the registration requirements under the Act (provided that the undersigned may make bona fide gifts or distributions) without consideration so long as the recipients thereof agree not to sell, transfer or otherwise dispose of Buyer Shares except as provided herein).

        (c) The undersigned has carefully read this letter agreement and the Agreement and has discussed the requirements of each and the limitations upon the disposition of the Buyer Shares received by the undersigned, to the extent deemed necessary, with the undersigned's counsel or with counsel for the Company.

        3.      Each of the undersigned severally understands and agrees that:

        (a) Buyer is under no further obligation to register the sale, transfer or other disposition of the Buyer Shares to be received by the undersigned or, except as provided in paragraph B.4.(a) below, to take any action necessary in order to make an exemption from registration available.

        (b) Stop transfer instructions will be given to the transfer agent of Buyer with respect to the Buyer Shares the undersigned will receive, and there will be placed on the certificate representing such stock, or any certificates delivered in substitution therefor, a legend stating in substance:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 (THE "ACT") APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH RULE 145(D) OR AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE ACT."

        (c) Unless the transfer by the undersigned of the Buyer Shares is a sale made in conformity with the provisions of Rule 145(d), or made pursuant to a registration statement under the Act, Buyer reserves the right to put an appropriate legend on the certificates issued to a transferee.

        (d) This agreement shall be binding upon and enforceable against administrators, executors, representatives, heirs, legatees, devisees and successors of the undersigned and any pledgee holding Buyer Shares as collateral.

        4.      Buyer represents and agrees as follows:

        (a) For so long as and to the extent necessary to permit the undersigned to sell the Buyer Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Buyer shall use its best efforts to file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act") so long as it is subject to such requirement, furnish to the undersigned upon request a written statement as to whether Buyer has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 145, and otherwise use its reasonable best efforts to permit such sales pursuant to Rule 145 and Rule 144. Buyer has filed all reports required to be filed with the SEC under Section 13 of the 1934 Act during the preceding 12 months.

        (b) Buyer agrees that the stop transfer instructions and legends referred to above shall be terminated or removed if the undersigned shall have delivered to Buyer a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance satisfactory to Buyer or other evidence satisfactory to Buyer, to the effect that such instructions and legends are no longer required for the purposes of the Act.

        C.      GENERAL PROVISIONS

                1. Each of the Stockholders severally represents that such Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Each of the Stockholders further severally represents that this letter agreement constitutes a valid and binding agreement with respect to such party, enforceable against such party in accordance with its terms. Each of the Stockholders severally represents that such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name below, free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens"), and has sole and unrestricted voting power with respect to such Shares.

                2. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (i) the consummation of the Merger and (ii) the termination of the Agreement in accordance with Article 8 thereof.

                3. Each of the Stockholders has signed this letter agreement intending to be bound severally thereby and not to be bound as joint obligors.

                4. This letter agreement is to be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

                5. This letter agreement may be executed in any number of counterparts.

        Please confirm our agreement with you by signing a copy of this letter.


                                                  Very truly yours,

         Director or                    Number of
      Executive Officer                  Shares               Signatures
      -----------------                 ---------             ----------
__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________


__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________

__________________________           ____________     ________________________


AGREED TO AND ACCEPTED
THIS 22nd DAY OF DECEMBER, 1994


BAYBANKS, INC.


By:_________________________

Title:_______________________